SCHEDULE 14A INFORMATION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-12

ALLERGAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500
March 21, 2006
Dear Stockholder:
      You are cordially invited to attend our 2006 annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 2, 2006 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.
      The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the telephone or Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Allergan stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.
      Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the inspector of elections in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

David E.I. Pyott
Chairman of the Board
and Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2006
TO OUR STOCKHOLDERS:
      The annual meeting of stockholders of Allergan, Inc., a Delaware corporation (“Allergan” or the “Company”), will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 2, 2006 at 10:00 a.m., local time, for the following purposes:

1.	To elect four Class II directors to serve for three-year terms until the annual meeting of stockholders in 2009 and until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2006;

3.	To approve an amendment to the Company’s 2003 Non-employee Director Equity Incentive Plan that will i) authorize an additional 350,000 shares of the Company’s Common Stock for issuance under the plan, ii) eliminate the current restriction that only up to 250,000 shares available for issuance under the plan may be issued in the form of restricted stock awards and provide that all shares available under the plan may be issued in the form of stock options or restricted stock, and iii) increase the annual grant of stock options to non-employee directors of the Company to 4,500 from 2,500;

4.	To approve the Allergan, Inc. 2006 Executive Bonus Plan; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
      The Board of Directors has fixed March 15, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appeared on the Company’s books as owning the Company’s common stock at the close of business on March 15, 2006 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. It is important that your shares of common stock be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. Should you receive more than one proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares of common stock are voted. A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or by visiting the Internet website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the annual meeting will be counted. However, if your shares of common stock are held of record by a broker, bank or other nominee, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President,
General Counsel and Secretary
Irvine, California
March 21, 2006

2006 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

ALLERGAN, INC.
2525 Dupont Drive, Irvine, California 92612
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2006
PROXY STATEMENT
Solicitation of Proxies by Allergan’s Board of Directors
      The Board of Directors (the “Board”) of Allergan, Inc. (“Allergan” or the “Company”) is soliciting proxies to be used at the Company’s Annual Meeting of Stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, May 2, 2006 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement, the enclosed form of proxy and the Company’s 2005 Annual Report to Stockholders are being mailed to the Company’s stockholders on or about March 27, 2006.
Who Can Vote, Outstanding Shares
      Record holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of March 15, 2006 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 133,660,328 shares of Common Stock (exclusive of approximately 998,939 shares of Common Stock held in treasury) outstanding, each entitled to one vote. The shares of Common Stock held in the Company’s treasury will not be voted at the Annual Meeting. There were approximately 6,192 stockholders of record as of the Record Date.
How You Can Vote
      Stockholders of record on the Record Date are eligible to vote at the Annual Meeting using one of four methods:

•	Voting in Person. To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card; or

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card, which is available 24 hours a day.
      The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and to confirm that their voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 a.m. Central Standard Time on May 1, 2006. If you vote via the Internet or by telephone, you may incur costs such as usage charges from telephone companies or Internet service providers and you must bear these costs. Please note that while all stockholders of record on the Record Date may vote in person or by mail, certain banks and brokerages do not allow for voting by telephone or via the Internet. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

How You May Revoke or Change Your Vote
      Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by:

•	delivering a written notice of revocation to the Secretary of the Company at or before the Annual Meeting;

•	presenting to the Secretary of the Company at or before the Annual Meeting a later dated proxy executed by the person who executed the prior proxy; or

•	attending the Annual Meeting and voting in person.
      Attendance at the Annual Meeting will not, by itself, revoke a proxy. Any written notice of revocation or subsequent proxy may be sent to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, California 92623, or hand delivered to the Secretary of the Company at or before the voting at the Annual Meeting.
General Information on Voting
      Each share of Common Stock represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of each of the four director nominees, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2006, FOR the approval of the amendment to the Allergan, Inc. 2003 Non-employee Director Equity Incentive Plan, and FOR the approval of the Allergan, Inc. 2006 Executive Bonus Plan. As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.
      Brokers holding shares of record for customers are not entitled to vote on certain matters unless they receive voting instructions from their customers. Uninstructed shares result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.
Quorum and Required Vote
      The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.
      For purposes of Proposal 1, directors are elected by a plurality vote and the four nominees who receive the most votes will be elected. Abstentions will not affect the outcome of the election of the nominees to the Board. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.
      Approval of Proposal 2, ratifying the appointment of Ernst & Young LLP for fiscal year 2006, requires the affirmative vote of a majority of shares present at the meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Proposal 2 will have the same effect as a vote against Proposal 2. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

      Approval of Proposal 3, the amendment to the Allergan, Inc. 2003 Non-Employee Director Equity Incentive Plan, is governed by New York Stock Exchange (the “NYSE”) listing standards, which require the affirmative vote of the holders of a majority of the shares of common stock cast on such proposal, in person or by proxy, provided that the votes cast on the proposal represent over 50% of the total outstanding shares of common stock entitled to vote on the proposal. Under this standard, votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares on the Record Date, including shares resulting in broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” votes “against,” and abstentions, which sum is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of common stock. Once satisfied, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. Abstentions on Proposal 3 will have the effect of a vote against Proposal 3. The amendment of an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from Proposal 3 and may make it difficult to satisfy the NYSE Votes Cast requirement.
      Approval of Proposal 4, approval of the Allergan, Inc. 2006 Executive Bonus Plan, requires the affirmative vote of a majority of shares present at the meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Proposal 4 will have the same effect as a vote against Proposal 4. The approval of Proposal 4 is a routine proposal on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.
Costs of Solicitation
      The total cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $9,000.00, plus the reimbursement of reasonable out-of-pocket expenses. The Company will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of the Common Stock.
Confidentiality
      It is the Company’s policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the Annual Meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent inspector of elections appointed for the Annual Meeting;

•	aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

Proposal No. 1
ELECTION OF DIRECTORS
      The Board currently consists of 11 members and is divided into three classes with each class consisting, as nearly as possible, of one third of the whole number of the Board. There are currently 3 Class I directors, 4 Class II directors and 4 Class III directors. At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. The Board appoints directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds or the class of the created directorship as determined by the Board. Newly-appointed directors hold office until the next election by the stockholders of the class to which such director is appointed.
      Upon the recommendation of the Corporate Governance Committee, the Board has nominated each of the following persons to serve as a Class II director of the Company for a three-year term expiring at the annual meeting of stockholders in 2009. Each of the nominees for election currently serves as a director of the Company, has consented to serve for a new term and was elected by the stockholders of the Company to his present term of office, except for Mr. Ingram, who was appointed to the Board to fill a vacancy in January 2005.

Name	Age	Position with the Company

Herbert W. Boyer, Ph.D.	69	Director, Vice Chairman
Robert A. Ingram	63	Director
David E.I. Pyott	52	Chairman of the Board and Chief Executive Officer
Russell T. Ray	58	Director
      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOUR NAMED DIRECTOR NOMINEES.
      Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of Common Stock represented by the proxies will be voted for such other person or persons as may be designated by the Board, unless the Board reduces the number of directors accordingly. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.
Information About Nominees and Other Directors
      Set forth below are descriptions of the backgrounds of each nominee as well as the other Board members and their principal occupations for at least the past five years and their public-company directorships as of the Record Date.
Class II — Term to Expire at the Annual Meeting in 2006
      Herbert W. Boyer, Ph.D., 69, is a founder of Genentech, Inc., a publicly-traded biotechnology company, and has been a director of Genentech since 1976. He served as Vice President of Genentech from 1976 until his retirement in 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer serves on the board of directors of the Scripps Research Institute, a non-profit research organization engaged in basic biomedical science. Dr. Boyer was elected Vice

Chairman of the Board in 2001, served as Chairman of the Board from 1998 to 2001, and has been a Board member since 1994. Dr. Boyer is a member of the Corporate Governance Committee and the Science and Technology Committee.
      Robert A. Ingram, 63, has served as Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, a publicly-traded pharmaceutical company, since January 2003. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc from January 2001 until his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. Mr. Ingram is also Chairman of the board of directors of OSI Pharmaceuticals, Inc., a publicly-traded biotechnology company focusing on cancer, eye diseases and diabetes, a director of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular disease, Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, Nortel Networks, a publicly-traded maker of telecom equipment (Mr. Ingram’s term as a director of Nortel ends May 2, 2006 and he does not plan to stand for re-election), Valeant Pharmaceuticals International, a publicly-traded specialty pharmaceutical company focused on neurology, dermatology and infectious disease and Wachovia Corporation, a leading bank in the United States and a publicly-traded company. In addition, Mr. Ingram is Chairman of the American Cancer Society Foundation and the CEO Roundtable on Cancer. Mr. Ingram was appointed to the Board in January 2005 and is a member of the Corporate Governance Committee and the Science & Technology Committee.
      David E.I. Pyott, 52, has been Chief Executive Officer of the Company since January 1998 and in 2001 became Chairman of the Board. Mr. Pyott also served as President of the Company from January 1998 until February 2006. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being, from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota, a predecessor to Novartis, and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also a member of the board of directors of Avery-Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions, Edwards Lifesciences Corporation, Pacific Mutual Holding Company, a leading California-based life insurer, the ultimate parent company of Pacific Life and Pacific LifeCorp, and the parent stockholding company of Pacific Life. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California at Irvine (UCI), and is chair of the Chief Executive Roundtable for UCI. Mr. Pyott serves on the board of directors and the Executive Committee of the California Healthcare Institute, and the board of directors of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of directors of the Pan-American Ophthalmological Foundation, the International Council of Ophthalmology Foundation, the Cosmetic Surgery Foundation and as a member of the Advisory Board for the Foundation of the American Academy of Ophthalmology. Mr. Pyott joined the Board in 1998.
      Russell T. Ray, 58, has served as a Managing Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From 1999 to March 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent twelve years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., most recently as Global Head of Health Care Investment Banking. Mr. Ray is a Director of Pondaray Enterprises, Inc., a closely-held image content provider and a Trustee of The Friends School of Baltimore. Mr. Ray was elected to the Board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Class III — Term to Expire at the Annual Meeting in 2007
      Handel E. Evans, 71, served from September 1998 to February 2004 as Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe that was acquired by Libertas Capital in 2004. Currently, Mr. Evans is the Senior Advisor on global healthcare to the Libertas Capital Group plc., a position he has held since September 2005. Mr. Evans has over 40 years’ experience in the pharmaceutical industry and was the co-founder and former Executive Chairman of Pharmaceutical Marketing Services Inc. and Walsh International Inc., companies providing marketing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a co-founder and senior executive of IMS International Inc., a leading information supplier to the pharmaceutical industry. Mr. Evans is a director of Cambridge Laboratories Ltd. and is Chairman of the British Urological Foundation Board of Trustees. Mr. Evans was elected to the Board in 1989, is Chairman of the Corporate Governance Committee and is a member of the Organization and Compensation Committee.
      Michael R. Gallagher, 60, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 until his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group, maker of Lysol® and other household cleaning products, of Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher is a member of the Board of Advisors of the Haas School of Business, UC Berkeley and the Board of Trustees of St. Luke’s School. Mr. Gallagher was elected to the Board in 1998 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.
      Gavin S. Herbert, 73, is a founder of the Company and has served as Chairman Emeritus since 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior to that, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens, a privately-held nursery, and Vice Chairman of the Beckman Foundation. Mr. Herbert is also a director of Research to Prevent Blindness and the Doheny Eye Institute, a patient care, vision research and physician education center affiliated with the University of Southern California. Mr. Herbert also serves on the board of The Richard Nixon Library and Birthplace Foundation, the Advisory Board for the Foundation of the American Academy of Ophthalmology, and the CEO Roundtable on Cancer. In 1994, Mr. Herbert retired as an employee of the Company. Mr. Herbert has been a director since 1950 and is a member of the Science & Technology Committee.
      Stephen J. Ryan, M.D., 66, is President of the Doheny Eye Institute and the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California. Dr. Ryan had been Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California from 1991 through June 2004. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to the Board in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee.
Class I — Term to Expire at the Annual Meeting in 2008
      Trevor M. Jones, Ph.D., 63, served as the Director General of the Association of the British Pharmaceutical Industry (ABPI), an association representing the interests of approximately 100 British and international pharmaceutical companies, from 1994 to August 2004. From 1987 to 1994, Prof. Jones was a main board director at Wellcome Plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently Vice Chairman of Council at King’s College, London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Furthermore, he was recognized in the Queen’s Honors List and holds the title of a Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Pharmaceutical Society, and an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Prof. Jones is Chairman of the board of directors of ReNeuron Group plc, a UK-based adult stem cell research and development company and of B.A.C. BV, a discoverer and developer of novel products for biopharmaceutical purification, and a board member of Merlin Biosciences’ Funds I and II and NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries. Prof. Jones is a founder and board member of the Geneva-based public-private partnership, Medicines for Malaria Venture and the UK Stem Cell Foundation. Prof. Jones was appointed to the Board in July 2004 and is a member of the Corporate Governance Committee and the Science and Technology Committee.
      Louis J. Lavigne, Jr. 57, has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. Prior to that, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc. from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983, and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to vice president and assumed the position of chief financial officer in September of 1988. Mr. Lavigne was named senior vice president in 1994 and was promoted to executive vice president in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. Mr. Lavigne also serves on the boards of Arena Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, BMC Software, Inc., a publicly-traded provider of enterprise management software, Equinix, Inc., a publicly-traded company providing hosting and colocation facilities, Kyphon Inc., a publicly-traded medical devices company and LifeMasters Supported SelfCare, Inc., an interactive disease management company. Mr. Lavigne was appointed to the Board in July 2005 and is a member of the Audit and Finance Committee and the Science and Technology Committee.
      Leonard D. Schaeffer, 60, served as Chairman of the board of directors of WellPoint, Inc., an insurance organization created by the combination of WellPoint Health Networks Inc. and Anthem, Inc., which owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, Blue Cross and Blue Shield of Wisconsin, Anthem Life Insurance Company, HealthLink and UniCare, from November 2004 until his retirement in November 2005. From 1992 until November 2004, Mr. Schaeffer served as Chairman of the board of directors and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. He is a member of the board of directors of Amgen, Inc., a publicly-traded company focusing on discovering, developing and delivering innovative human therapeutics, the Chairman of the board of directors of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board in 1993, is the Chairman of the Organization and Compensation Committee and is a member of the Corporate Governance Committee.
Proposal No. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. On June 24, 2005, the Audit and Finance Committee approved and effectuated the dismissal of KPMG LLP as the Company’s independent registered public accounting firm, and approved and effectuated the engagement of Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the independent audit, review and attest services with respect to the Company’s financial statements for the fiscal year ending December 31, 2005. The Audit and Finance Committee has also selected Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006. The Audit and Finance Committee considered whether Ernst & Young LLP’s provision of services other than audit services is compatible with maintaining independence as the Company’s independent registered public accounting firm.
      Although ratification by stockholders is not a prerequisite to the ability of the Audit and Finance Committee to select Ernst & Young LLP as the Company’s independent registered public accounting firm, the Company believes such ratification to be desirable. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2006. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit and Finance Committee; however, the Audit and Finance Committee may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection. The Audit and Finance Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of Ernst & Young LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.
Independent Registered Public Accounting Firms Fees
      Aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2004 by the Company’s independent registered public accounting firms, Ernst & Young LLP and KPMG LLP (each an “Accounting Firm” and together, the “Accounting Firms”), are as follows:

	2005(1)	2005(1)	2004(2)

Type of Fees	E&Y	KPMG	KPMG

Audit Fees(3)	$2,667,652	$232,938	$2,673,370
Audit-Related Fees(4)	93,857	54,286	20,806
Tax Fees(5)	622,014	861,290	784,227
All Other Fees(6)	—	—	5,890

Total	$3,383,523	$1,148,514	$3,484,293

(1)	The 2005 fees billed to the Company by the Accounting Firms were, in aggregate, $4,532,037 including “Audit Fees” of $2,900,590, “Audit-Related Fees” of $148,143, “Tax Fees” of $1,483,304 and “All Other Fees” of zero.

(2)	The 2004 fees represent the aggregate fees billed to the Company solely by KPMG LLP.

(3)	Represents the aggregate fees billed to the Company by each respective Accounting Firm for professional services rendered for the audit of the Company’s annual consolidated financial statements, and the Company’s internal controls over financial reporting for the reviews of the consolidated financial statements included in the Company’s Form 10-Q filings for each fiscal quarter, for statutory audits of the Company’s international operations, preparation of comfort letters and providing consents with respect to registration statements.

(4)	Represents the aggregate fees billed to the Company by each respective Accounting Firm for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

(5)	Represents the aggregate fees billed to the Company by each respective Accounting Firm for professional services relating to tax compliance, tax advice and expatriate tax services.

(6)	Includes fees paid relating to employee benefits compliance and customs advisory services.
     The audit report of KPMG LLP on the Company’s consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s audit report referred to above contains an explanatory paragraph that describes the Company’s adoption of Emerging Issues Task Force (EITF) No. 04-08, The Effect of

Contingently Convertible Instruments on Diluted Earnings Per Share, in 2004 and the Company’s change of its methodology of accounting for goodwill and intangible assets in 2002, both discussed in note 1 to the Company’s consolidated financial statements. The audit report of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contained in the Company’s 2004 annual report on Form 10-K did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified.
      In connection with the audits of the two most recent fiscal years ended December 31, 2004 and December 31, 2003, and in the subsequent unaudited interim period through June 24, 2005, there were no (1) disagreements between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in its report, or (2) reportable events described under Item 304(a)(1)(v) of Regulation S-K. A letter from KPMG LLP is attached to the Form 8-K filed by the Company on June 30, 2005 as Exhibit 16, indicating KPMG LLP’s agreement to the statements made therein.
      In deciding to select Ernst & Young LLP as the Company’s independent registered public accounting firm, the Audit and Finance Committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence.
      During the two most recent fiscal years ended December 31, 2004 and December 31, 2003, and the subsequent unaudited interim period through June 24, 2005, the Company did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting
      The Audit and Finance Committee has considered whether the provision of the above noted services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Ernst & Young LLP has not adversely affected the independent registered public accounting firm’s independence.
      Ernst & Young LLP, the Company’s independent registered public accounting firm, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Policy on Audit and Finance Committee Pre-Approval
      As part of its duties, the Audit and Finance Committee is required to pre-approve audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In January 2005, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm. The policy generally provides that services in the defined categories of audit services, audit-related services, tax services and all other services, are deemed pre-approved up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the Securities and Exchange Commission (the “SEC”), and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. All services provided by the Company’s independent registered public accounting firms in 2005 were pre-approved in accordance with the Audit and Finance Committee’s pre-approval requirements.
      THE BOARD RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.
Proposal No. 3
APPROVAL OF AN AMENDMENT TO THE ALLERGAN, INC.
2003 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN
General
      On January 30, 2003, the Board adopted the Allergan, Inc. 2003 Non-employee Director Equity Incentive Plan (the “Director Plan”) as a means to attract and retain the services of experienced and knowledgeable non-employee directors to serve on the Board and to increase the proprietary interests of the Company’s non-employee directors in the Company. The Company’s stockholders approved the Director Plan on April 25, 2003.
      The Board has approved an amendment to the Director Plan, subject to approval by the Company’s stockholders. The proposed amendment will modify the Director Plan to:

•	increase the number of shares of Common Stock reserved for issuance under the Director Plan from 500,000 shares to 850,000 shares;

•	eliminate the current restriction that only up to 250,000 shares available for issuance under the Director Plan may be issued in the form of restricted stock awards and provide that all shares available under the Director Plan may be issued in the form of stock options or restricted stock; and

•	increase the annual grant of nonqualified stock options to non-employee directors to an option to purchase 4,500 shares of Common Stock from an option to purchase 2,500 shares of Common Stock, beginning with the Annual Meeting.
      As of March 15, 2006, there were only approximately 25,610 shares of Common Stock remaining available for grant as restricted stock awards and approximately 185,000 total shares of Common Stock remaining available for grant as stock options under the Director Plan. Presuming that the proposed amendment to the Director Plan is approved by the Company’s stockholders and based on the current number of the Company’s non-employee directors, on the date of the Annual Meeting, 21,600 restricted shares will be automatically awarded and 45,000 option shares will be automatically granted to non-employee directors under the Director Plan. If the Company’s stockholders fail to approve the amendment to the Director Plan, the option grants will be made at current levels, and the full amount of annual automatic restricted stock awards will not be able to be made on and after the date of the annual meeting of stockholders in 2007.
      The primary purpose of the proposed amendments to the Director Plan is to enable the Company to continue to provide a total package of non-employee director compensation competitive with comparable publicly-traded companies. A description of the principal features of the Director Plan, as proposed to be amended, is set forth below. This summary description is qualified by and subject to the actual provisions of the amendment to the Director Plan attached as Appendix A to this proxy statement.
Purpose And Eligibility
      The purpose of the Director Plan is to enable the Company to attract and retain the services of experienced and knowledgeable non-employee directors and to align further their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of the non-employee directors in the Company. The Director Plan provides for automatic grants of nonqualified stock options and restricted stock awards. Only Board members who are not employees of the Company or any of its subsidiaries are eligible to receive awards under the Director Plan. As of March 15, 2006, the Company had 10 non-employee directors.
Stock Available For Issuance Under the Director Plan
      The shares of Common Stock to be delivered under the Director Plan are made available, at the discretion of the Board, either from authorized but unissued shares of Common Stock or from shares of Common Stock held by the Company as treasury shares, including shares purchased in the open market. Prior to amendment of the Director Plan, the total number of shares of Common Stock that may be issued or transferred pursuant to awards under the Director Plan may not exceed 500,000 shares, of which no more than 250,000 shares may be issued or transferred pursuant to restricted stock awards. The proposed amendment to the Director Plan will increase the total number of shares of Common Stock that may be issued or transferred pursuant to awards under the Director Plan to 850,000 shares and will eliminate the 250,000 share limitation on the number of restricted stock awards that may be granted under the Director Plan. Accordingly, upon effectiveness of the proposed amendment, all shares available under the Director Plan may be issued in the form of stock options or restricted stock, subject to the limitation that only 850,000 shares of Common Stock may be issued under the Director Plan.
      If, on or before termination of the Director Plan, an option for any reason expires or otherwise terminates, in whole or in part, without having been exercised in full, or if any shares of Common Stock subject to an award have been reacquired by the Company pursuant to the restrictions imposed on such shares, such option or shares, as the case may be, are no longer charged against the maximum number of shares of Common Stock that may be issued under the Director Plan.
      The number and kind of shares issuable under the Director Plan, the number and kind of shares subject to outstanding awards, the grant or exercise price with respect to any award, and the repurchase price, if any, with respect to any award, will be appropriately and proportionately adjusted to reflect mergers, consolidations, sales or exchanges of all or substantially all of the properties of the Company, reorganizations, recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits, spin-offs or other distributions with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock).
      On March 15, 2006 the closing market price of the Common Stock was $115.35 per share.
Administration, Amendment And Termination
      The Director Plan is administered by the Board. The Board, in its sole discretion, may at any time and from time to time delegate all or any part of the authority, powers and discretion of the Board under the Director Plan to a committee of three or more persons ineligible to participate in the Director Plan.
      The Board, in its sole discretion, may amend, suspend, or terminate the Director Plan in any respect whatsoever at any time (including, but not limited to, the power to amend the number of shares subject to awards granted under the Director Plan), except to the extent prohibited by law. However, stockholder approval is required for an amendment to increase the maximum number of shares authorized under the Director Plan or, except for specified adjustments, to amend a stock option to reduce the per share exercise price of the stock option below the per share exercise price as of the date the stock option is granted or to grant a stock option in exchange for, or in connection with, the cancellation or surrender of a stock option having a higher per share exercise price.
Restricted Stock Awards
      Under the Director Plan, upon election, reelection or appointment of a non-employee director to the Board, the non-employee director is automatically granted an award consisting of 1,800 shares of restricted stock multiplied by the number of years, including any partial year as a full year, that remain in the term of the person so elected, reelected or appointed. Such award is made on the date of the first regular annual meeting of stockholders to occur on or after the date of such election, reelection or appointment, as applicable. Thus, given the three-year terms of the Company’s directors, each director re-elected at an annual meeting is automatically awarded 5,400 shares of restricted stock.
      Participants under the Director Plan are not required to pay any purchase price for the shares of Common Stock to be acquired pursuant to a restricted stock award, unless otherwise required under applicable law or regulations. Recipients of restricted stock are entitled to vote and to receive dividends on the shares subject to the award from the original date through the vesting date (at which time the recipient receives unrestricted ownership of the shares).
      The restricted shares awarded under the Director Plan (including any shares received as a result of stock dividends, stock splits or any other form of recapitalization) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until such restrictions have lapsed, as described below. Such shares are also subject to a requirement that certificates representing the shares must contain a restrictive legend.
      The Director Plan provides that as of the date of each annual meeting of stockholders following the date of a restricted stock award, the vesting restrictions lapse and are removed with respect to 1,800, or one-third, of the shares covered by the restricted stock award. In the event that a recipient of a restricted stock award under the Director Plan ceases to be a director for any reason other than death or total disability, all unvested shares acquired under the Director Plan by such recipient must be returned to the Company. If a recipient of a restricted stock award under the Director Plan ceases to be a director because of death or total disability, the vesting restrictions lapse and are removed with respect to all shares acquired by that recipient pursuant to the Director Plan.
Option Grants
      Under the Director Plan, each non-employee director is automatically granted an option to purchase shares of Common Stock on the date of each regular annual meeting of stockholders of the Company at which directors are to be elected. The proposed amendment to the Director Plan increases the annual grant of nonqualified stock options to non-employee directors to an option to purchase 4,500 shares of Common Stock from an option to purchase 2,500 shares of Common Stock, beginning with the Annual Meeting.
      The options granted under the Director Plan are nonqualified stock options and have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, as determined by the closing price on the NYSE on the previous trading day. Each option becomes fully vested and exercisable on the one-year anniversary of the date of its grant. In the event that a holder ceases to be director of the Company by reason of death or total disability, such holder’s options become fully vested and exercisable immediately. No option may be exercised after the first to occur of:

•	the expiration of three months from the date the holder ceases to serve as a director of the Company by reason of such holder’s voluntary resignation or removal for cause;

•	the expiration of one year from the date the holder ceases to serve as a director of the Company other than by reason of such holder’s voluntary resignation or removal for cause; or

•	the expiration of 10 years from the date of its grant.
Change in Control
      In the event of a “change in control” of the Company, all restricted stock and option awards outstanding under the Director Plan will become fully vested. A “change in control” for this purpose occurs if:

•	any person or group becomes the beneficial owner of 20% or more of the Company’s outstanding voting securities (unless a majority of the incumbent Board members approve the acquisition) or more than 33% of the Company’s outstanding voting securities, with or without approval by the incumbent members of the Board;

•	incumbent Board members cease to constitute at least a majority of the Board (except for changes approved by a majority of the incumbent directors);

•	a merger or other business combination involving the Company is completed (other than a merger or other transaction in which (A) the Company’s stock continues to represent at least 55% of the combined voting power of the surviving corporation and (B) no person or group becomes a 20% or more beneficial owner of Company voting securities); or

•	a plan of complete liquidation or the sale of all or substantially all of the Company’s assets is approved by the Company’s stockholders.
U.S. Federal Income Tax Consequences
      The following is a brief description of the U.S. federal income tax treatment that will generally apply to restricted stock awards and option grants made under the Director Plan, based on U.S. federal income tax laws in effect on the date of this proxy statement. Directors who participate in the Director Plan are advised to consult with their own tax advisors for particular federal, as well as state and local, income and any other tax advice.
      Unless a recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within 30 days after receiving the restricted stock award, the recipient generally will not be taxed on the receipt of the stock until the restrictions on the stock expire or are removed. When the restrictions expire or are removed, the recipient recognizes ordinary income (and the Company is entitled to a deduction) in an amount equal to the fair market value of the stock at that time. If, however, the recipient makes a timely Section 83(b) election, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the fair market value of the stock on the date of receipt (determined without regard to vesting restrictions). A director who makes a Section 83(b) election will ordinarily not be entitled to recognize any loss thereafter attributable to the shares as a result of forfeiture.
      The grant of a nonstatutory stock option generally is not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the exercise price of such option, and the Company will be entitled to a tax deduction equal to such amount.

Amended Director Plan Benefits
      The following table sets forth the awards that will be made to non-employee directors under the Director Plan if the Company’s stockholders approve the proposed amendment to the Director Plan.

	Number of Shares				Dollar Value
	of Common Stock		Number of Shares		Over the
	Underlying Options		of Restricted		Vesting
Name and Class	Granted	Dollar Value	Stock		Period(3)

Class I Non-employee Directors
Trevor M. Jones, Ph.D.	4,500	(1)	0		0
Louis J. Lavigne, Jr.	4,500	(1)	5,400	(2)	$582,984
Leonard D. Schaeffer	4,500	(1)	0		0
Class II Non-employee Directors
Herbert W. Boyer, Ph.D.	4,500	(1)	5,400		$582,984
Robert A. Ingram	4,500	(1)	5,400		$582,984
Russell T. Ray	4,500	(1)	5,400		$582,984
Class III Non-employee Directors
Handel E. Evans	4,500	(1)	0		0
Michael R. Gallegher	4,500	(1)	0		0
Gavin S. Herbert	4,500	(1)	0		0
Stephen J. Ryan, M.D.	4,500	(1)	0		0

Total Non-employee Directors	45,000	(1)	21,600		$2,331,936

(1)	The dollar value of the options will be measured by the difference between the Common Stock price and the exercise price on the date the options are exercised. The exercise price of such options will be equal to the fair market value of the Common Stock on the date of grant. The options will become exercisable on the one-year anniversary of the date of grant. Accordingly, the dollar value of the options was not determinable at the time of mailing of this proxy statement.

(2)	Mr. Lavigne was appointed by the Board to fill a vacancy in July 2005. If the proposed amendment to the Director Plan is approved, Mr. Lavigne will be awarded 5,400 shares of restricted stock with the restrictions as to 1,800 shares lapsing immediately.

(3)	The dollar value of each grant of restricted stock to each non-employee director is not determinable until Allergan has made such grant, which, in the event Allergan’s stockholders approve the proposed amendment to the Director Plan at the Annual Meeting, will be on May 2, 2006. Values shown assume that the restricted stock grant occurred on December 30, 2005 and therefore had a per share value equal to $107.96, the closing price of the Common Stock on the NYSE on December 30, 2005. The grant of restricted stock to participants under the Director Plan vests over 3 years in 1,800 share increments per year. Participants are not required to pay any purchase price for the Common Stock to be acquired pursuant to a restricted stock award, unless otherwise required under applicable law or regulations. If the proposed amendment to the Director Plan is approved, only those Class II non-employee directors standing for election at the Annual Meeting will receive a grant of restricted stock. The remaining non-employee directors will receive grants of restricted stock at the annual meeting of stockholders for the year in which they are re-elected to the Board.
     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE ALLERGAN, INC. 2003 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN.
Proposal No. 4
APPROVAL OF THE ALLERGAN, INC. 2006 EXECUTIVE BONUS PLAN
      On January 30, 2006, the Board unanimously approved the adoption of the 2006 Executive Bonus Plan (the “Executive Bonus Plan”), subject to approval by the Company’s stockholders. The Executive Bonus Plan replaces the bonus plan for the Chief Executive Officer approved by the Company’s stockholders in 1999, and authorizes the Organization and Compensation Committee to establish annual bonus programs based on specified performance objectives. If the Executive Bonus Plan is not approved by the Company’s stockholders, no bonus payments will be made pursuant to the Executive Bonus Plan, including bonus payments that may otherwise have become payable upon the achievement of certain performance goals established by the Organization and Compensation Committee at its January 30, 2006 meeting. The Company may, from time to time, also pay discretionary bonuses, or other types of compensation, outside the Executive Bonus Plan which may or may not be tax deductible.
      The following summary of the terms of the Executive Bonus Plan is qualified in its entirety by reference to the text of the Executive Bonus Plan, which is attached as Appendix B to this proxy statement.
Eligibility
      Participation in the Executive Bonus Plan is limited to the Chief Executive Officer and the President of the Company.
History
      The Board, following the recommendation of the Organization and Compensation Committee, approved the Executive Bonus Plan as a separate plan for the Chief Executive Officer’s and President’s bonuses at a meeting held on January 30, 2006, subject to approval by the Company’s stockholders. The Organization and Compensation Committee has established performance objectives, targets and maximum bonus amounts that may become payable under the Executive Bonus Plan based on the achievement of such performance objectives, subject to approval of the Executive Bonus Plan by the Company’s stockholders. The Executive Bonus Plan replaces the bonus plan for the Chief Executive Officer approved by the Company’s stockholders in 1999.
Purpose
      The purpose of the Executive Bonus Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code.
Administration
      The Executive Bonus Plan will be administered by the Organization and Compensation Committee, or such other committee as may be appointed by the Board consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. All actions taken and all interpretations and determinations relating to the Executive Bonus Plan made by the Organization and Compensation Committee or the Board in good faith will be binding and final.
Performance Objectives
      The Organization and Compensation Committee may, in its discretion, establish the specific performance objectives (including any adjustments) that must be achieved in order for the Chief Executive Officer or the President to become eligible to receive a bonus award payment. The performance objectives (including any adjustments) will be established in writing by the Organization and Compensation Committee no later than the earlier of (i) the ninetieth day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has elapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. For each calendar year with regard to which one or more eligible participants in the Executive Bonus Plan is selected by the Organization and Compensation Committee to receive a bonus award, the Organization and Compensation Committee will establish in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the following business criteria, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group:

•	revenue;

•	sales;

•	cash flow;

•	earnings per share of the Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.
      The performance objectives may be expressed in terms of overall Company performance or the performance of a business function or business unit. The Organization and Compensation Committee, in its discretion, may specify different performance objectives for each bonus award granted under the Executive Bonus Plan. Following the end of the year in which the performance objectives are to be achieved, the Organization and Compensation Committee will, within the time prescribed by Section 162(m) of the Code, determine whether and to what extent the specified performance objective has been achieved for the applicable year.
Adjustments to the Performance Objectives
      For each bonus award granted under the Executive Bonus Plan, the Organization and Compensation Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments will be made to one or more of the performance objectives established under the criteria discussed above. Such adjustments may include or exclude one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence;

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the year;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•	any other items of income or expense which are determined to be appropriate adjustments.
Awards
      Under the Executive Bonus Plan, the Chief Executive Officer and the President will be eligible to receive awards based upon the Company’s performance against the targeted performance objectives established by the Organization and Compensation Committee. If and to the extent the performance objectives are met, the Chief Executive Officer and the President will be eligible to receive a bonus award to be determined by the Organization and Compensation Committee based on a percentage of such officer’s year-end annualized base salary.
Maximum Award; Negative Discretion
      The maximum bonus payment that either the Chief Executive Officer or the President may receive under the Executive Bonus Plan for any year is $5,000,000. The Executive Bonus Plan, however, is not the exclusive means for the Organization and Compensation Committee to award incentive compensation to the Chief Executive Officer or the President and does not limit the Organization and Compensation Committee from making additional discretionary incentive awards. The Organization and Compensation Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to the Chief Executive Officer or the President under the Executive Bonus Plan.
Form of Payment
      The Chief Executive Officer’s or the President’s bonus award may be paid, at the option of the Organization and Compensation Committee, in cash or in Common Stock or rights to receive Common Stock, such as restricted stock or restricted stock units, or in any combination of cash, Common Stock, or rights to receive Common Stock. Bonus award payments made in Common Stock, or rights to receive Common Stock, will be made in accordance with the provisions of the Company’s 1989 Incentive Compensation Plan, as amended, or any successor plan. On March 15, 2006, the closing price for the Common Stock, as quoted on the NYSE, was $115.35 per share.
Termination of Employment
      If either the Chief Executive Officer’s or the President’s employment with the Company is terminated, except as part of a Change in Control (as defined in the Executive Bonus Plan, a “Change in Control”) or by reason of such participant’s death or disability, prior to payment of any bonus award, all of such participant’s rights under the Executive Bonus Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the Executive Bonus Plan. The Organization and Compensation Committee may, in its discretion, determine what portion, if any, of the Chief Executive Officer’s or the President’s bonus award under the Executive Bonus Plan should be paid if the termination results from such participant’s death or disability.
Amendment and Termination
      The Organization and Compensation Committee or the Board may terminate the Executive Bonus Plan or partially amend or otherwise modify or suspend the Executive Bonus Plan at any time or from time to time, subject to any stockholder approval requirements under Section 162(m) the Code or other requirements. However, with respect to bonus awards that the Organization and Compensation Committee determines should qualify as performance-based compensation as described in Section 162(m) of the Code, no action of the Board or the Organization and Compensation Committee may modify the performance objectives (or adjustments) applicable to any outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.
Change in Control
      If a Change in Control occurs following the end of any year, bonus awards will be paid to the extent earned based on the performance of the Company in relation to the specified performance objectives set by the Organization and Compensation Committee for such prior year. If a Change in Control occurs during any year in which the Chief Executive Officer or the President are eligible to receive a bonus award under the Executive Bonus Plan, such bonus awards for that year will be prorated to the effective date of the Change in Control and all performance objectives set by the Organization and Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or the Company’s actual prorated year-to date performance, provided that the participant continues to be employed by the Company or its successor on the effective date of the Change in Control.
U.S. Federal Income Tax Consequences
      Under present U.S. federal income tax law, a participant generally will recognize ordinary income at the time such participant receives cash or shares of Common Stock pursuant to an award under the Executive Bonus Plan (or upon the subsequent vesting of such stock, if the participant receives unvested shares). Subject to the limitations of Section 162(m) of the Code, the Company is generally entitled to a tax deduction at the time a participant recognizes ordinary income attributable to an award under the Executive Bonus Plan. Section 162(m) of the Code generally limits the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees, including the Chief Executive Officer and the President. However, Section 162(m) exempts qualifying performance based compensation from the deduction limit if certain requirements are met. The Executive Bonus Plan is intended to satisfy these requirements. The Organization and Compensation Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. However, the Organization and Compensation Committee may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the Organization and Compensation Committee, necessary or appropriate to further the goals of the Company’s executive compensation program, or otherwise is in the Company’s best interests.
New Plan Benefits
      All future bonus awards under the Executive Bonus Plan for a given year are subject to the performance objectives and targets established by the Organization and Compensation Committee for such year in accordance with the terms of the Executive Bonus Plan, and the Company’s relative performance against such targets. Accordingly, future benefits payable under the Executive Bonus Plan to the Chief Executive Officer and the President are not currently determinable. The bonus awarded to the Chief Executive Officer for 2005 under the Company’s current bonus plan is set forth in this proxy statement.
      The Organization and Compensation Committee has determined that the bonuses (if any) payable to the Chief Executive Officer and the President under the Executive Bonus Plan for 2006 will be based (in the event stockholder approval of the Executive Bonus Plan is obtained) on the following performance objectives: (i) attainment of targeted 2006 adjusted earnings per share, rounded to the nearest penny; (ii) attainment of targeted 2006 revenue growth, adjusted for the translation effect of changes in foreign exchange rates and excluding the Company’s Botox® product net sales reported by the Company’s Japan subsidiary for 2005, rounded to the nearest one-hundredth of one percent; and (iii) attainment of targeted 2006 research and development reinvestment rate rounded to the nearest one-hundredth of one percent (the “Performance Objectives”). For any bonus to be payable under the Executive Bonus Plan, the Company’s 2006 adjusted earnings per share must be greater than an adjusted earnings per share threshold set by the Organization and Compensation Committee. The Chief Executive Officer’s target bonus for 2006 is 120% of his year-end annualized base salary, and the President’s target bonus for 2006 is 70% of his year-end annualized base salary. The actual bonus award payable will be from 0% to 160% of the target bonus based on the Company’s relative attainment of the Performance Objectives and subject to the discretion of the Organization and Compensation

Committee to reduce the amount payable. Therefore, the Chief Executive Officer has the opportunity to earn a bonus of up to 192% of his year-end annualized base salary, and the President has the opportunity to earn a bonus of up to 112% of his year-end annualized base salary. Bonuses for 2006 will be paid in cash up to a maximum bonus pool of 100% of the bonus targets. Bonuses for 2006 will be paid in restricted stock and restricted stock units to the extent the bonus pool exceeds 100% of the bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years following the award effective date or, if earlier, upon the date the participant becomes eligible for “normal retirement” or the date of the participant’s death or total disability. For such purposes, a participant will become eligible for “normal retirement” upon the later of (i) the date the participant reaches age 55, or (ii) the date the participant has been employed by the Company for five years.
      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE EXECUTIVE BONUS PLAN.
INFORMATION REGARDING THE BOARD OF DIRECTORS
Director Independence
      The Company’s Bylaws and its Guidelines on Significant Corporate Governance Issues (the “Guidelines”) require that a majority of the Company’s directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and each such director’s immediate family members and the Company. Based on its review, the Board has affirmatively determined that, with the exception of Dr. Boyer and Messrs. Pyott, Ingram and Schaeffer, none of the Company’s current directors, including Dr. Ryan, Prof. Jones, and Messrs. Evans, Gallagher, Herbert, Lavigne and Ray, have any relationship with the Company other than as a director and each is “independent” within the foregoing independence standards. The Board has also determined that Dr. Boyer and Messrs. Ingram and Schaeffer are “independent” within the foregoing standards.
      In making its assessment regarding Dr. Boyer, the Board acknowledged that Dr. Boyer is a director of Genentech, Inc., that Dr. Boyer owns less than 1% of Genentech’s outstanding common stock and that Genentech purchased approximately $38,600 of advertising services from an affiliate of the Company during 2005.
      In making its assessment regarding Mr. Ingram, the Board acknowledged that Mr. Ingram is the Vice Chairman Pharmaceuticals of GlaxoSmithKline plc., that Mr. Ingram owns less than 1% of GlaxoSmithKline’s outstanding common stock and that during 2005 the Company paid an insignificant amount to GlaxoSmithKline and received an amount that was less than 5% of Allergan’s 2005 net revenue from GlaxoSmithKline in connection with the outlicensing of Botox® in China and Japan, together with the agreement by the Company to co-promote certain GlaxoSmithKline migraine products in the United States.
      In making its assessment regarding Mr. Schaeffer, the Board acknowledged that Mr. Schaeffer served as Chairman of the board of directors of WellPoint, Inc. until November 2005, that Mr. Schaeffer owns less than 1% of Wellpoint’s outstanding common stock and that during 2005, the Company paid approximately $3.7 million to Blue Cross of California and WellPoint Pharmacy Management, both of which are WellPoint affiliates, in connection with the Company’s employee benefit plans.
      The Board has also determined that each member of the Audit and Finance Committee, the Corporate Governance Committee and the Organization and Compensation Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC.

      Mr. Lavigne disclosed to the Company that, in addition to serving on its Audit and Finance Committee, he currently serves on the board of directors and the audit committees of four additional public companies. Under the rules of the NYSE, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that Mr. Lavigne’s simultaneous service on the board of directors and audit committees of Arena Pharmaceuticals, Inc., BMC Software, Inc., Equinix, Inc., and Kyphon Inc. does not impair his ability to effectively serve on the Audit and Finance Committee. The Board determined that Mr. Lavigne does not have significant time commitments other than his duties in connection with various public company boards of directors and therefore has sufficient time to participate on the board of directors and audit committees of four other public companies without negatively effecting his service on the Audit and Finance Committee. The Guidelines are available on the Corporate Governance section of the Company’s website at www.allergan.com. The information on the Company’s website is not incorporated by reference in this proxy statement. Additionally, the Guidelines are available by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.
Board Meetings
      The Company’s business and affairs are managed under the direction of the Board. The Board held nine meetings during 2005 and each director attended at least 75% of the Board meetings in 2005. Directors are also kept informed of the Company’s business through personal meetings and other communications, including considerable telephone contact with the Chairman of the Board and others regarding matters of interest and concern to the Company and its stockholders.
Committees
      The Board has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science and Technology Committee. The charters of each of these committees are available on the Corporate Governance section of the Company’s website at www.allergan.com. Stockholders of the Company may also request a copy of any of the charters of these committees by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.
Audit and Finance Committee
      The primary role of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process. The Audit and Finance Committee is currently comprised of Mr. Ray (Chairperson), Dr. Ryan and Messrs. Gallagher and Lavigne. During 2005, Mr. Louis T. Rosso served on the Audit and Finance Committee until his retirement from the Board in April 2005 and Ms. Karen Osar served as Chairperson of the Audit and Finance Committee until her resignation from the Board in September 2005. The Board has determined that all members of the Audit and Finance Committee meet the independence standards of (i) Sections 303 and 303A of the NYSE Listed Company Manual and (ii) Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. None of the members of the Audit and Finance Committee is an officer, employee, former employee or affiliate of the Company or any of its subsidiaries. Additionally, the Board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of SEC Regulation S-K. The Audit and Finance Committee held nine meetings during 2005 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he or she was a member.
      The Board has reviewed, assessed the adequacy of, and approved a formal written charter for the Audit and Finance Committee. The Board further amended the Audit and Finance Committee charter at its meeting in July 2005. The full text of the Audit and Finance Committee charter, as amended, appears as Appendix C to this proxy statement. Pursuant to the Audit and Finance Committee Charter, the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists the Board in its oversight of the Company’s compliance with legal and regulatory requirements;

•	reviews the independence, qualifications and performance of the Company’s independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and the Board;

•	prepares the report that SEC rules require be included in the Company’s annual proxy statement;

•	reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s annual audited financial statements and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms the Company’s independent registered public accounting firm for the fiscal year;

•	meets with the Company’s independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with the Company’s internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss the Company’s accounting practices and procedures;

•	review the adequacy of the Company’s accounting and control systems; and

•	report to the Board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by its members, the Company’s independent registered public accounting firm, the internal audit staff, the legal staff or management;

•	reviews the independence of the Company’s independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by the Company’s independent registered public accounting firm;

•	monitors the implementation of the Company’s Code of Ethics for the Company’s employees, and receives regular reports from the Company’s Chief Ethics Officer, who coordinates compliance reviews and investigates noncompliance matters;

•	through the Company’s Chief Ethics Officer pursuant to the procedures set forth in the Company’s Code of Ethics, manages the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•	pre-approves audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board; and

•	discusses with the Company’s management the certification of the Company’s financial reports by the Principal Executive Officer and Principal Financial Officer.
      The report of the Audit and Finance Committee is on page 44 of this proxy statement.
Corporate Governance Committee
      The Corporate Governance Committee is currently comprised of Mr. Evans (Chairman), Prof. Jones, Dr. Boyer and Messrs. Ingram and Schaeffer. Mr. Gallagher served on the Corporate Governance Committee until January 2005, when Mr. Ingram joined the Board. All members of the Corporate Governance Committee meet the independence standards of Section 303A of the NYSE Listed Company Manual. None of the members of the Corporate Governance Committee is an officer, employee, former employee or affiliate of the Company or any of its subsidiaries. The Corporate Governance Committee held four meetings during 2005 and each member of the Corporate Governance Committee attended at least 75% of the total meetings of the committee held when he was a member. The Corporate Governance Committee:

•	considers the performance of incumbent directors;

•	considers and makes recommendations to the Board concerning the size and composition of the Board;

•	develops and recommends to the Board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to the Board concerning its assessment of the Board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, the current Board committee structure and membership;

•	recommends changes to the amount and type of compensation of Board members as appropriate; and

•	makes recommendations to the Board from time to time as to matters of corporate governance, and reviews and assesses the Guidelines.
      The Corporate Governance Committee is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors that the Board proposes for election by Allergan’s stockholders at the Annual Meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by Allergan’s stockholders, the Committee engages in the following selection process:

•	The Chief Executive Officer, the Corporate Governance Committee or any other Board member identifies the need to add a new member to the Board with specific criteria or to fill a vacancy on the Board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to the Board.

•	The Corporate Governance Committee initiates a search, working with support staff and seeking input from Board members and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate.

•	The initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on the Board are identified and presented to the Chairman of the Corporate Governance Committee, or in the Chairman’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates.

•	The appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join the Board at that time.

•	If the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, the Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s).

•	The Corporate Governance Committee provides informal progress updates to the Board.

•	The Corporate Governance Committee meets to consider and approve the final director candidate(s) (the full Corporate Governance Committee may, in its discretion, conduct interviews as schedules permit).

•	If approved by the Corporate Governance Committee, the Corporate Governance Committee seeks Board of Director approval of the director candidate(s).
      Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have reputations, both personal and professional, that are consistent with the image and reputation of the Company.

•	Directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition.

•	In selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions.

•	The Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields.

•	Each director should have relevant expertise and experience, and be able to offer advice and guidance to the Company’s management based on that expertise and experience.

•	Directors should be independent of any particular constituency and be able to represent all stockholders of the Company; should have the ability to exercise sound business judgment; and should be selected so that the Board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.
      The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of the Board, another director of the Company or a stockholder of the Company. Stockholders can suggest qualified candidates for director by submitting to the Company any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. The Company may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by the Board and is independent for purposes of SEC and NYSE rules. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.
Organization and Compensation Committee
      The Organization and Compensation Committee is currently comprised of Mr. Schaeffer (Chairman), Messrs. Evans, Gallagher and Ray. During 2005, Ms. Karen Osar also served on the Organization and

Compensation Committee until her resignation from the Board in September 2005. All members of the Organization and Compensation Committee meet the independence standards of Section 303A of the NYSE Listed Company Manual. None of the members of the Organization and Compensation Committee is an officer, employee, former employee or affiliate of the Company or any of its subsidiaries. The Organization and Compensation Committee held six meetings during 2005 and each member of the Organization and Compensation Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Organization and Compensation Committee:

•	reviews and approves the corporate organizational structure;

•	reviews and approves for submission to the Board the election of corporate officers;

•	reviews the performance of corporate officers;

•	reviews and approves the compensation of corporate officers, including salary and bonus awards;

•	establishes overall employee compensation policies;

•	performs an annual self-evaluation;

•	recommends to the Board major compensation programs; and

•	administers the Company’s various compensation and stock option plans.
      The report of the Organization and Compensation Committee begins on page 36 of this proxy statement.
Science and Technology Committee
      The Science and Technology Committee is currently comprised of Dr. Ryan (Chairman), Dr. Boyer, Prof. Jones and Messrs. Herbert, Ingram and Lavigne. During 2005, Mr. Louis T. Rosso served on the Science and Technology Committee until his retirement from the Board in April 2005. The Science and Technology Committee held five meetings during 2005 and each member of the Science and Technology Committee attended at least 75% of the total meetings of the committee held when he was a member. The Science and Technology Committee:

•	reviews the Company’s discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within the Company’s research and development organization;

•	evaluates the investment allocation for the Company’s research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within the Company’s research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to the Company’s operating plan for major research and development projects;

•	monitors the progress of the Company’s research and development projects, including milestones;

•	reviews the process for research and development patents and the Company’s strategic patent portfolio; and

•	reviews the Company’s major technology-based collaborations, in-licensing and out-licensing agreements.
Executive Sessions
      Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of the Board members who are not officers of the Company and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the

Company. It is the Board’s policy that the Vice Chairman, a non-management director, if present, preside over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of the Board and, when present, presides over the executive sessions. Executive sessions of the non-management directors are typically held in conjunction with each regularly scheduled Board meeting.
Contacting the Board of Directors
      Any stockholder who desires to contact the current director presiding over the executive sessions or the other Board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by the Company’s Secretary to the director presiding over the executive sessions or such other Board member or members as deemed appropriate by the Company’s Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the Company’s Secretary to the Chairperson of the Audit and Finance Committee for review.
Director Attendance at Annual Meetings
      Although the Company has no policy with regard to Board members’ attendance at the Company’s Annual Meeting of Stockholders, it is customary for, and the Company encourages, all Board members to attend. All directors then in office, except for Ms. Karen Osar, attended the 2005 Annual Meeting of Stockholders.
DIRECTOR COMPENSATION
Non-Employee Directors’ Compensation
      The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is the Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the Board and Allergan’s stockholders. As an employee director, Mr. Pyott does not receive additional compensation for Board service.

Cash Retainer/ Fees
      Each non-employee director receives an annual retainer of $30,000 for services as a director, except that the Vice Chairman receives an annual retainer of $100,000. The retainer paid to the Vice Chairman reflects the Vice Chairman’s critical role in aiding and assisting the Chairman of the Board and the remainder of the Board in assuring effective corporate governance and in managing the affairs of the Board including: (1) presiding over Board meetings when the Chairman of the Board is not in attendance; (2) consulting with the Chairman of the Board and other Board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership; (3) meeting informally with other outside directors between meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of the Board in preparing the Board agenda so that the agenda includes items requested by non-management members of the Board; (5) administering the annual Board evaluation and report the results to the Corporate Governance Committee; and (6) assuming other responsibilities which the non-management directors as a whole might designate from time to time.
      The chairman of each Board committee (the “Chair”) received $2,500 for each committee meeting presided over in 2005, except that the Chair of the Audit and Finance Committee received a $5,000 fee for each regular committee meeting presided over in 2005. In addition, all non-employee directors, including the Board committee Chairs, received $2,000 for each Board meeting attended in 2005, an additional $1,000 for each regular committee meeting attended and $1,000 for each special committee meeting held in person that they attended in 2005.
      The following table sets forth the retainer and other cash fees received by the non-employee directors during 2005 for service provided in 2005.

Director	Retainer ($)	Chair Fees ($)	Meeting Fees ($)	Total ($)

Herbert W. Boyer, Ph.D.	100,000	0	19,000	119,000
Handel E. Evans(1)	30,000	10,000	19,000	59,000
Michael R. Gallagher(1)	30,000	0	17,000	47,000
Gavin S. Herbert	30,000	0	15,000	45,000
Robert A Ingram(2)	30,000	0	19,000	49,000
Trevor M. Jones, Ph.D.(1)	30,000	0	19,000	49,000
Louis J. Lavigne, Jr.(3)	15,000	0	12,000	27,000
Karen Osar(4)	22,500	15,000	15,000	52,500
Russell T. Ray	30,000	5,000	19,000	54,000
Louis T. Rosso(1),(5)	15,000	0	8,000	23,000
Stephen J. Ryan, M.D.(1)	30,000	10,000	16,000	56,000
Leonard D. Schaeffer	30,000	10,000	19,000	59,000

(1)	In 1991, the Company adopted a Deferred Directors’ Fee Program (the “DDF Program”) that permits directors to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock, such that on the date of deferral the director is credited with a number of phantom shares of Common Stock equal to the amount of fees deferred divided by the market price of a share of Common Stock as of the date of deferral. Dr. Ryan, Prof. Jones, Messrs. Evans and Gallagher, and Mr. Rosso, until his retirement in April 2005, each chose to defer all or a portion of his retainer and meeting fees paid in 2005.

(2)	Mr. Ingram was appointed by the Board to fill a vacancy in January 2005.

(3)	Mr. Lavigne was appointed by the Board to fill a vacancy in July 2005.

(4)	Ms. Osar resigned from the Board in September 2005.

(5)	Mr. Rosso retired from the Board in April 2005.

Equity Compensation
      During 2005 and under the Director Plan, each non-employee director was, upon election, reelection or appointment to the Board, automatically granted an award consisting of 1,800 shares of restricted Common Stock multiplied by the number of years, including treating any partial year as a full year, in that non-employee director’s remaining term of service on the Board. The restrictions applicable to the restricted shares of Common Stock lapse for each participant at a rate of 1,800 shares of Common Stock per year on the date of each annual meeting of stockholders. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, the shares not then vested are returned to the Company without payment of any consideration to the director. In addition, under the Director Plan, each non-employee director is automatically granted a nonqualified stock option to purchase 2,500 shares of Common Stock on the date of each regular annual meeting of stockholders at which directors are to be elected. Stock options granted under the Director Plan have an exercise price per share equal to the closing price of the Common Stock on the NYSE on the day prior to the grant. Each grant of an option to purchase Common Stock vests in full 12 months after the date of grant, subject to accelerated vesting upon death or total disability. No option may be exercised after the first to occur of (i) three months after voluntary resignation or removal for cause, (ii) 12 months after termination of service as director for any other reason, or (iii) 10 years from the date of grant.

      The following table sets forth the total equity compensation received by the non-employee directors in 2005.

	Stock	Restricted
Director	Options(1)	Stock

Herbert W. Boyer, Ph.D.	2,500	0
Handel E. Evans	2,500	0
Michael R. Gallagher	2,500	0
Gavin S. Herbert	2,500	0
Robert A Ingram(2)	2,500	0
Trevor M. Jones, Ph.D.	2,500	5,400
Louis J. Lavigne, Jr.(3)	0	0
Karen Osar(4)	0	0
Russell T. Ray	2,500	0
Louis T. Rosso(5)	0	0
Stephen J. Ryan, M.D.	2,500	0
Leonard D. Schaeffer	2,500	5,400

(1)	All stock options have exercise prices equal the closing price of the Common Stock on the New York Stock Exchange on April 25, 2005, the day prior to the grant, which was $72.98.

(2)	Mr. Ingram was appointed by the Board to fill a vacancy in January 2005.

(3)	Mr. Lavigne was appointed by the Board to fill a vacancy in July 2005.

(4)	Ms. Osar resigned from the Board in September 2005.

(5)	Mr. Rosso retired from the Board in April 2005.
     The Board has adopted, and has asked stockholders to approve, an amendment to the Director Plan that, if approved, will increase the annual grant of nonqualified stock options to non-employee directors to an option to purchase 4,500 shares of Common Stock from an option to purchase 2,500 shares of Common Stock, beginning with the Annual Meeting. For additional information regarding the proposed amendments to the Director Plan, see Proposal No. 3 — Approval of an Amendment to the Allergan, Inc. 2003 Non-Employee Director Equity Incentive Plan.

Other Arrangements
      The Company reimburses all directors for travel and other business expenses incurred in the performance of their services for the Company.
Stock Ownership Guidelines for Non-employee Directors
      The Board has approved stock ownership guidelines for directors which provide that each non-employee director is expected to own Common Stock, including phantom shares accrued under the Deferred Directors’ Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2005, all non-employee directors met the stock ownership guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Directors and Executive Officers
      The following table sets forth information as of March 15, 2006 regarding the beneficial ownership of Common Stock by each director or nominee or each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group.

	Shares of		Rights to
	Common Stock		Acquire
	Beneficially		Beneficial		Percent of
	Owned(1)		Ownership(2)	Total	Class

Class I Directors:
Trevor M. Jones, Ph.D.	6,660		3,229	9,889	*
Louis J. Lavigne, Jr.	—		—	—	*
Leonard D. Schaeffer	22,830		15,259	38,089	*

Class II Directors and Nominees:
Herbert W. Boyer, Ph.D.	17,400		14,100	31,500	*
Robert M. Ingram	3,600		2,626	6,226	*
David E.I. Pyott	47,329		1,545,103	1,592,432	1.19%
Russell T. Ray	5,400		7,500	12,900	*

Class III Directors:
Handel E. Evans	29,104		35,871	64,975	*
Michael R. Gallagher	18,200		12,638	30,838	*
Gavin S. Herbert	187,913	(3)	7,500	195,413	*
Stephen J. Ryan, M.D.	9,461		8,637	18,098	*

Other Named Executive Officers:
F. Michael Ball	7,787		291,819	299,606	*
Douglas S. Ingram	7,067		195,177	202,244	*
Scott M. Whitcup, M.D.	10,526		105,180	115,706	*
Roy J. Wilson	4,109		21,000	25,109	*
All current directors and executive officers (18 persons, including those named above)	397,079		2,499,426	2,896,505	2.17%

*	Beneficially owns less than 1% of the outstanding Common Stock.

(1)	In addition to shares held in the individual’s sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and Employee Stock Ownership Plan as of March 15, 2006.

(2)	Shares which the person or group has the right to acquire within sixty (60) days of March 15, 2006. For employees (Messrs. Pyott, Ball, Ingram, and Wilson and Dr. Whitcup), these shares may be acquired upon the exercise of stock options. For the non-employee directors, this number represents the number of shares that may be acquired upon the exercise of stock options within sixty (60) days of March 15, 2006 and shares accrued under the DDF Program as of March 15, 2006. Under the DDF Program, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in the Common Stock. These shares are distributed upon termination of a director’s service on the Board.

(3)	Includes 3,600 shares held directly and 184,313 shares beneficially owned by trusts for which Mr. Herbert serves as trustee and beneficiary.

Stockholders Holding 5% or More
      Except as set forth below, management of the Company knows of no person who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

	Shares		Percent
Name and Address of Beneficial Owners	Beneficially Owned		of Class(1)

Capital Group International, Inc.	18,564,230	(1)	13.89%
11100 Santa Monica Boulevard
Los Angeles, CA 90025
FMR Corp.	16,481,816	(2)	12.33%
82 Devon Street
Boston, MA 02109
Barclays Global Investors, NA.	11,109,824	(3)	8.31%
Walker House Mary Street PO Box 908 GT
George Town, Grand Cayman (Cayman Islands)
UBS AG	9,550,994	(4)	7.15%
Bahnhofstrasse 45
P.O. Box CH-8021
Zurich, Switzerland

(1)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 9, 2006 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”). CGII is the parent holding company of a group of investment management companies, (including CGTC) that hold investment power and, in some cases, voting power over these shares. CGII reported that it does not have direct investment power or voting power over these shares but it may be deemed to “beneficially own” these shares by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. CGII reported that it has the sole power to vote or to direct the voting of 14,290,470 shares and the sole power to dispose of or to direct the disposition of all of the shares. The amended Schedule 13G reported that CGTC, a bank as defined in Section 3(a)(6) of the Act, is deemed to be the beneficial owner of 10,384,150 shares as a result of its serving as the investment manager of various institutional accounts and has the sole power to vote or to direct the voting of 7,290,900 shares and the sole power to dispose of or to direct the disposition of 10,384,150 shares. Shares reported by CGII include 67,920 shares resulting from the assumed conversion of $5,953,000 principal amount of the Company’s Zero Coupon Convertible Senior Notes due 2022.

(2)	Based on the information provided pursuant to a joint statement on a Schedule 13G filed with the SEC on January 10, 2006 by FMR Corp. (“FMR”) on behalf of itself and affiliated persons and entities. The affiliated persons and entities include: Fidelity Management & Research company (“FMRC”), a wholly owned subsidiary of FMR; Mr. Edward C. Johnson, the Chairman of FMR; Fidelity Management Trust Company (“FMTC”); a wholly-owned subsidiary of FMR; Fidelity International Limited (“FIL”) which operates as an entity separate and independent of FMR; and Strategic Advisers, Inc., a wholly owned subsidiary of FMR. Such filing reports that: FMRC, as a result of acting as investment advisor to various investment companies (the “Funds”), beneficially owns 15,831,117 shares, including 395,927 shares that may be issued upon the conversion of $34,700,000 principal amount of the Company’s Zero Coupon Convertible Senior Notes due 2022; FMTC, as a result of serving as investment manager of institutional accounts, beneficially owns 332,955 shares; FIL beneficially owns 314,460 shares; and Strategic Advisers, Inc. beneficially owns 3,284 shares. Both Mr. Edward C. Johnson, the Chairman of FMR, and FMR, through its control of FMRC and the Funds, have the sole power to direct the disposition of the Funds’ 15,831,117 shares. In addition, both Mr. Johnson and FMR, through its control of FMTC, each has sole power to dispose of or direct the disposition of and the sole power to vote or to direct the voting of its 332,955 shares owned by the institutional account(s) as reported therein. Neither FMR nor Mr. Johnson has the sole power to vote or to direct the voting of any of FMRC’s or the Fund’s shares; FMRC carries out the voting of shares through underwritten guidelines established by the Fidelity Funds’ Boards of Trustees. A partnership controlled predominantly by members of the family of Mr. Johnson or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% or the total votes which may be cast by all holders of FIL voting stock.

(3)	Based on information provided pursuant to a joint statement on a Schedule 13G filed with the SEC on February 24, 2006 by Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, LTD (“BGI LTD”) and Barclays Global Investors Japan Trust and Banking Company Limited (“BGI Japan”). BGI reported that it has sole voting power with respect to 7,973,104 shares and sole dispositive power with respect to 9,339,106 shares. BGFA reported that it has sole voting power with respect to 843,135 shares and sole dispositive power with respect to 848,825 shares. BGI LTD reported that it has sole voting power with respect to 868,114 shares and sole dispositive power with respect to 921,893 shares. The Schedule 13G reported that each of BGI, BGI LTD and BGI Japan is a bank as defined in Section 3(a)(6) of the Act, BGFA is an investment advisor to various investment companies. The shares reported for BGI, BGFA, BGI LTD and BGI Japan are held by them for the economic benefit of the beneficiaries of those accounts.

(4)	Based on the information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 14, 2006, by UBS AG for the benefit of and on behalf of the Traditional Investments division of the UBS Global Asset Management business group of UBS AG. UBS AG, a bank as defined in section 3(a)(6) of the Act, organized under the laws of Switzerland, is the parent of UBS Americas Inc., a Delaware corporation. UBS AG reported that it has the sole power to vote or direct the voting of 5,089,206 shares and the shared power to dispose of or direct the disposition of 9,550,994 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of the copies of such forms furnished to the Company and the written representations from certain of the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2005, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
      The following table shows the compensation for the Company’s Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer (each, a “Named Executive Officer” and together, the “Named Executive Officers”) for services rendered in all capacities to the Company and its subsidiaries in 2005, 2004 and 2003.
SUMMARY COMPENSATION TABLE

					Long Term
	Annual Compensation				Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)(3)	($)(4)	($)(5)	(#)	($)(6)

David E. I. Pyott	2005	1,176,153	1,954,000	33,014	—	226,000	20,369
Chairman of the Board and	2004	1,125,769	1,243,000	37,356	—	250,000	19,888
Chief Executive Officer	2003	1,069,231	1,075,000	31,792	—	300,000	16,955
F. Michael Ball	2005	536,530	542,800	44,582	—	65,000	18,215
President, Allergan	2004	507,754	338,500	40,945	—	59,000	23,147
	2003	441,692	246,500	24,170	—	56,000	19,744
Douglas S. Ingram	2005	429,538	373,200	12,840	—	50,000	10,807
Executive Vice President,	2004	374,612	220,000	50,951	—	33,000	11,169
General Counsel and Secretary	2003	310,769	158,300	24,370	—	33,000	10,098
Scott M. Whitcup, M.D.	2005	429,538	373,200	22,727	—	50,000	10,807
Executive Vice President,	2004	337,392	242,000	64,771	248,550	16,000	10,221
Research and Development	2003	272,522	89,800	17,044	303,350	25,400	8,208
Roy J. Wilson	2005	373,861	289,900	18,133	—	28,000	10,650
Executive Vice President, Human	2004	255,769	182,300	15,219	259,200	28,000	9,888
Resources and Information Technology	2003	—	—	—	—	—	—

(1)	The amounts shown include cash compensation earned and received by the Named Executive Officer, as well as amounts earned but deferred at the election of the Named Executive Officer.

(2)	The amounts shown represent bonus performance awards that were paid in February of the following year under the Company’s Management Bonus Plan or Executive Bonus Plan for services rendered during the year indicated, as well as amounts payable in February but deferred at the election of the Named Executive Officer.

(3)	The aggregate amounts shown for the bonuses to the Named Executive Officers for 2005 were paid in cash and in shares of restricted Common Stock with a fair market value of $111.95 per share that vest, in whole, two years from the date of grant. The Named Executive Officers received their bonus payment as follows:

		Restricted Common
	Cash ($)	Stock Awards ($)

Mr. Pyott	1,357,083	596,917
Mr. Ball	377,002	165,798
Mr. Ingram	259,235	113,965
Dr. Whitcup	259,235	113,965
Mr. Wilson	201,460	88,440

(4)	The amounts shown consist of payments to the Named Executive Officer in lieu of vacation (“Vacation”), and monies received by the Named Executive Officer from the Company for country club dues (“Dues”), financial planning services (“Planning”), gasoline allowance (“Gas”), car allowance (“Car”) and other purposes such as travel and award payments (“Other”), as follows:

	Vacation ($)	Dues ($)	Planning ($)	Gas ($)	Car ($)	Other ($)

Mr. Pyott	—	2,894	19,620	1,500	9,000	—
Mr. Ball	—	6,660	11,425	1,500	9,000	15,997
Mr. Ingram	—	1,790	550	1,500	9,000	—
Dr. Whitcup	8,307	1,355	2,565	1,500	9,000	—
Mr. Wilson	—	—	4,250	1,500	9,000	3,383

(5)	Based on the closing price of the Common Stock on the NYSE on the date of grant. All shares of restricted Common Stock granted to Dr. Whitcup and Mr. Wilson vest, in whole, four years from the date of grant and receive dividends paid on shares of Common Stock. As of December 31, 2005, Dr. Whitcup held 8,000 restricted shares of Common Stock with a value of $863,680 and Mr. Wilson held 3,000 restricted shares of Common Stock with a value of $323,880 based on the closing price of the Common Stock on the NYSE on December 31, 2005.

(6)	The amounts shown consist of Company contributions to the Allergan, Inc. Savings and Investment Plan (“SIP”) and the Allergan, Inc. Employee Stock Ownership Plan (“ESOP”), above-market interest rate of 6.6160% earned on deferred compensation (“Interest”) under the Allergan, Inc. Executive Deferred Compensation Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

	SIP ($)	ESOP ($)	Interest ($)	Insurance ($)

Mr. Pyott	8,400	157	9,561	2,250
Mr. Ball	9,015	157	6,794	2,250
Mr. Ingram	8,400	157	—	2,250
Dr. Whitcup	8,400	157	—	2,250
Mr. Wilson	8,400	—	—	2,250
Stock Options
      The following table shows information regarding stock options granted to the Named Executive Officers during 2005.
OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise or		Grant Date
	Options	in Fiscal	Base Price	Expiration	Present
Name	Granted (#)(1)	2005	Per Share ($)	Date	Value ($)(2)

David E.I. Pyott	226,000	10.91%	72.30	02/08/2015	5,589,477
F. Michael Ball	65,000	3.14%	72.30	02/08/2015	1,607,593
Douglas S. Ingram	50,000	2.41%	72.30	02/08/2015	1,236,610
Scott M. Whitcup	50,000	2.41%	72.30	02/08/2015	1,236,610
Roy J. Wilson	28,000	1.35%	72.30	02/08/2015	692,501

(1)	Such options were granted pursuant to the 1989 Incentive Compensation Plan, as amended (the “Incentive Plan”). Options became exercisable at a rate of 25% per year beginning February 9, 2006. The exercise price and the tax withholding obligations relating to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms and includes the automatic acceleration of vesting upon a “Change in Control.” See “Change in Control and Severance Arrangements” on page 35 of this proxy statement.

(2)	Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $72.30; exercise price of option, $72.30; expected stock volatility, 33.40%; risk-free interest rate, 3.76% (based on the 10-year treasury bond rate); expected life, five years; dividend yield, 0.50%.

Option Exercises and Holdings
      The following table shows stock option exercises by the Named Executive Officers during 2005, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2005. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/05 (#)		at 12/31/05 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David E.I. Pyott	—	—	1,280,258	634,345	66,690,052	23,051,730
F. Michael Ball	—	—	232,806	151,263	9,058,249	5,386,249
Douglas S. Ingram	—	—	157,613	99,814	6,337,092	3,570,576
Scott M. Whitcup, M.D.	—	—	79,554	77,476	2,748,703	2,832,599
Roy J. Wilson	—	—	7,000	49,000	155,925	1,466,255

(1)	Based on the fair market value of $107.96 of the Common Stock on December 31, 2005.
DEFINED BENEFIT PENSION PLANS
      The Company has a defined benefit retirement plan (the “Pension Plan”) which provides pension benefits to U.S. employees, including officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings (“Final Average Pay”) and years of service integrated with covered compensation as defined by the Social Security Administration.
      The Company also has two supplemental retirement plans for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

      The following table illustrates the annual combined retirement benefits payable under Allergan’s defined benefit pension plans (qualified and nonqualified) based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.
PENSION PLAN TABLE

Years of Service

Final
Average
Pay	15	20	25	30	35	40	45

$400,000	$99,400	$132,600	$165,700	$198,900	$232,000	$242,000	$252,000
500,000	125,400	167,200	209,000	250,800	292,600	305,100	317,600
600,000	151,300	201,800	252,200	302,700	353,100	368,100	383,100
700,000	177,300	236,400	295,500	354,600	413,700	431,200	448,700
800,000	203,200	271,000	338,700	406,500	474,200	494,200	514,200
900,000	229,200	305,600	382,000	458,400	534,800	557,300	579,800
1,000,000	255,100	340,200	425,200	510,300	595,300	620,300	645,300
1,100,000	281,100	374,800	468,500	562,200	655,900	683,400	710,900
1,200,000	307,000	409,400	511,700	614,100	716,400	746,400	776,400
1,300,000	333,000	444,000	555,000	666,000	777,000	809,500	842,000
1,400,000	358,900	478,600	598,200	717,900	837,500	872,500	907,500
1,500,000	384,900	513,200	641,500	769,800	898,100	935,600	973,100
1,600,000	410,800	547,800	684,700	821,700	958,600	998,600	1,038,600
1,700,000	436,800	582,400	728,000	873,600	1,019,200	1,061,700	1,104,200
1,800,000	462,700	617,000	771,200	925,500	1,079,700	1,124,700	1,169,700
1,900,000	488,700	651,600	814,500	977,400	1,140,300	1,187,800	1,235,300
2,000,000	514,600	686,200	857,700	1,029,300	1,200,800	1,250,800	1,300,800
2,100,000	540,600	720,800	901,000	1,081,200	1,261,400	1,313,900	1,366,400
2,200,000	566,500	755,400	944,200	1,133,100	1,321,900	1,376,900	1,431,900
2,300,000	592,500	790,000	987,500	1,185,000	1,382,500	1,440,000	1,497,500
2,400,000	618,400	824,600	1,030,700	1,236,900	1,443,000	1,503,000	1,563,000
2,500,000	644,400	859,200	1,074,000	1,288,800	1,503,600	1,566,100	1,628,600
2,600,000	670,300	893,800	1,117,200	1,340,700	1,564,100	1,629,100	1,694,100
      The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include base salary, overtime, commissions and bonuses (including certain bonuses paid in shares of restricted Common Stock) earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond age 62 and earn additional retirement benefits. Credited years of service at normal retirement for the Named Executive Officers would be as follows: Mr. Pyott, 18 years; Mr. Ball, 22 years; Mr. Ingram, 28 years; and Dr. Whitcup, 21 years. Eligibility to participate in the Pension Plan was terminated for employees that joined the Company after September 20, 2002. Mr. Wilson was hired after September 20, 2002 and, therefore, is not eligible to participate in the Pension Plan.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS
      The Company has entered into agreements with each of its executive officers and certain other executives that provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, “change in control” of the Company is generally defined as one of the following: (i) as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company (unless the Board approves the acquisition) or 33% or more, of the voting stock (with or without Board approval), (ii) certain business combinations involving the Company, (iii) a stockholder approved disposition of substantially all of the Company’s assets or (iv) a change in a majority of the incumbent Board members, except for changes in the majority of such members approved by such members, subject to certain exceptions. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one-, two- or three-(depending on the executive in question) times (i) such executive’s highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company’s Management Bonus Plan payable within 30 days of such termination, unless the executive chooses to be paid over a longer period. The executive will also receive additional benefits under the Company’s retirement plans as if the executive had worked for an additional one-, two- or three- year period (depending on the executive in question). In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options, restricted stock and certain other benefits, including, for certain executives, payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2005 were as follows: Messrs. Pyott, Ball, Ingram, Wilson, Dr. Whitcup and six other vice presidents — three years; fourteen senior vice presidents — two years; and forty-nine other covered executives — one year.
      In addition, the Company’s supplemental retirement plans, all as amended, 1989 Incentive Compensation Plan, as amended, Amended and Restated Savings and Investment Plan, Amended and Restated Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan, Amended and Restated Pension Plan, Director Plan, and 2001 Premium Priced Stock Option Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company (using the same definition of change in control as used in the change in control agreements). In April 2005, the Organization and Compensation Committee approved an acceleration of the vesting of the options issued under the Allergan, Inc. 2001 Premium Priced Stock Option Plan that are held by the Company’s current employees, including the Company’s executive officers, and certain former employees of the Company who received grants while employees prior to the June 2002 spin-off of Advanced Medical Optics, Inc. (AMO). The former employees of the Company are current employees of AMO. As a result of the acceleration, the second tranche and third tranche of each option became immediately vested and exercisable effective as of May 10, 2005. Unlike typical stock options that vest over a predetermined period, the options, pursuant to their original terms, automatically vest as soon as the market price of the Common Stock exceeds the exercise price of the option. Consequently, as soon as the options have any value to the participant, they would vest according to their original terms. Therefore, early vesting did not provide any immediate benefit to participants, including the Company’s executive officers.
      The Organization and Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the officer’s years of service with the Company. For Executive Vice Presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to a car allowance, tax and financial planning and gasoline reimbursement over those two years, and continued

coverage in the Company’s life insurance and disability coverage in the two-year period. For Executive Vice Presidents having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For Executive Vice Presidents and one Corporate Vice President having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.
REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
Overview
      The Organization and Compensation Committee (the “Compensation Committee”) administers the compensation policies and programs for Allergan’s executive officers and other senior executives, as well as the equity-based incentive compensation plans in which those persons participate. The Committee’s philosophy is to provide a compensation package that attracts, motivates and retains executive talent, and that delivers rewards for superior performance and consequences for underperformance. Specifically, the objectives of the Committee’s compensation practices are to:

•	provide a total compensation program that is competitive with a peer group of specifically identified pharmaceutical and biotechnology companies with which Allergan competes for executive talent (the “Comparison Companies”);

•	place a significant portion of executive compensation at risk by linking compensation to the achievement of pre-established individual objectives and Allergan’s financial performance;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value through meeting longer-term financial and strategic goals; and

•	provide incentives that promote executive retention.
      In designing and administering its executive compensation programs, Allergan attempts to strike an appropriate balance among these elements, as discussed below.
      The Compensation Committee has retained an independent consultant to assist it in fulfilling its responsibilities. The independent consultant is engaged by, and reports directly to, the Compensation Committee. The independent consultant generally attends all meetings of the Compensation Committee. As part of its services during fiscal 2005, the independent consultant provided regular briefings on current practices and new developments on matters within the Compensation Committee’s responsibilities, reviewed executives’ base salaries, annual performance incentive awards, long-term incentive compensation under Allergan’s 1989 Incentive Compensation Plan, Management Bonus Plan and Executive Bonus Plan, and provided recommendations as appropriate. The independent consultant will continue to provide these services in fiscal 2006, unless replaced by the Compensation Committee.
      The Compensation Committee annually determines the total compensation levels for Allergan’s executive officers by considering several factors, including each executive’s role and responsibilities, how the executive is performing against those responsibilities, Allergan’s performance, and the competitive market data applicable to each executive’s position. The Compensation Committee annually reviews current market compensation data from two national independent surveys of pharmaceutical and biotechnology industry participants (the “Survey Companies”) as well as a peer group of 15 Comparison Companies that are selected based upon factors including size, employment levels, market capitalization and product lines. Several of the Comparison Companies are listed in the AMEX Pharmaceutical Index, which is included in the Stock Performance Graph for this proxy statement on page 47. Certain companies not included in the AMEX Pharmaceutical Index were considered Comparison Companies because they are considered comparable to Allergan based on size, scope of operations, line of business, or because they may compete with Allergan for executive talent. However, some organizations in the AMEX Pharmaceutical Index were not considered

Comparison Companies because they were not comparable in terms of size or line of business, are not considered competitors for executive talent or because compensation information for those companies was not available. The positions of Allergan’s Chief Executive Officer and other executive officers were compared with those of their counterparts at the Comparison Companies and the Survey Companies, and the market compensation levels for comparable positions were examined in the Compensation Committee’s review and determination of base salary, target incentives and total cash compensation. The Compensation Committee also reviewed the practices of the Comparison Companies and Survey Companies concerning annual incentive practices and long-term, equity-based incentive awards.
      The key elements of executive compensation are base salary, annual performance incentive awards and long-term incentive awards, each of which is discussed below.
Components of Compensation
     Base Salary
      The Compensation Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the Compensation Committee takes into account competitive salary practices, scope of responsibilities, the results achieved by the executive and his or her future potential.
      In considering competitive salary practices, the Compensation Committee targets base salary, as well as bonus, for the Chief Executive Officer and other members of senior management at the composite median level for the Comparison Companies and Survey Companies (utilizing regression techniques to account for size differences between Allergan and such companies). The Committee will provide a compensation opportunity above the market median for certain positions where it is warranted based on the executive’s skills or experience level, record of performance, or where necessary in response to competitive pressures. On an individual basis, Allergan’s salary increase program is designed to reward individual performance consistent with Allergan’s overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases. Using the Comparison Company and Survey Company data, individual performance reviews and the merit increase guidelines, the Named Executive Officers received an average salary increase of 6.9%, effective February 2006, to reflect 2005 corporate performance and individual contributions; placing the Named Executive Officers at approximately 91% of the composite median for the Comparison Companies and the Survey Companies. The largest salary increase was 11.4%, with the lowest increase at 5.0%.
     Annual Performance Incentive Awards
     The Management Bonus Plan
      The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives.
      Bonus Determinations for Performance in 2005. At the beginning of 2005, the Compensation Committee established performance objectives for the payment of annual incentive awards to the Named Executive Officers, other than the Chief Executive Officer (collectively, the “Senior Executive Participants”) and other senior managers participating in the Management Bonus Plan. The three performance objectives upon which bonuses were to be based were (1) attainment of a target adjusted earnings per share (the “EPS Target”), (2) attainment of a target pharmaceutical sales revenue growth in local currency (the “Revenue Target”), and (3) attainment of a target research and development reinvestment rate (the “R&D Reinvestment Target”). For any bonus to be payable under the Management Bonus Plan, 2005 adjusted EPS had to be greater than a threshold adjusted EPS established by the Compensation Committee at the beginning of the year. The Compensation Committee established that the bonus pool would be funded at 90% of target bonus if Allergan achieved the EPS Target, with an additional 10% of target bonus funded for achievement of the Revenue Target and 10% of target bonus funded for achievement of the R&D Reinvestment Target. As a result, 110% of the target bonus would be funded upon achieving all three of the pre-established corporate performance objectives. The Compensation Committee also provided that the actual bonus pool payable under the Management Bonus Plan would be from 0% to 160% of the target bonus based on Allergan’s relative attainment of these pre-established performance objectives.
      In calculating whether the EPS Target, the Revenue Target and the R&D Reinvestment Target had been achieved, management (with Board approval, where appropriate, and in accordance with Allergan’s internal policies), among other things, identifies adjustments to Allergan’s financial statements, as set forth in Allergan’s earnings releases, and assesses the financial impact on the Management Bonus Plan of any transactions contemplated but not yet closed at the time Allergan’s annual operating plan was approved. As a result of Allergan’s relative achievement of the EPS Target, Revenue Target and R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2005, the Compensation Committee approved funding the 2005 bonus pool for plan participants at approximately 140% of the target bonus. As a result, the Compensation Committee approved a total Management Bonus Plan pool of approximately $21.1 million for approximately 581 participating employees.
      Upon funding, the Compensation Committee further allocated the Management Bonus Plan pool to Allergan’s business units and business functions (and their respective executive officers) based on each unit’s respective operating income results compared to budgeted amounts for 2005 and each function’s attainment of specific objectives. For instance, a business unit that performed above budgeted operating income typically receives a greater share of the Management Bonus Plan pool than a business unit that was below the operating income budget. The Compensation Committee also used the business unit and business function allocations in its consideration of bonuses to the Senior Executive Participants, based on the performance of each Senior Executive Participant’s business unit or business function.
      For 2005, Management Bonus Plan target bonuses for the Senior Executive Participants were established at between 60% and 70% of the Senior Executive Participant’s year-end annualized base salary, based on position. Because the 2005 bonus pool was funded at approximately 140% of the target bonus, actual bonuses under the Management Bonus Plan ranged between 77.1% and 100.8% of each Senior Executive Participant’s year-end annualized base salary.
      Individual participant’s bonuses are also determined based upon attainment of individual performance objectives pre-established for the participant by the Chief Executive Officer together with the executive’s supervisor, if it is not the Chief Executive Officer. In general, each participant set for himself or herself (subject to his or her supervisor’s review and approval or modification) a number of objectives for the coming year and then received a performance evaluation against those objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter depending on the executive’s position. This information was considered by the Compensation Committee in evaluating the overall performance of the Senior Executive Participants for purposes of determining the actual bonuses to be paid to those individuals. By accounting for individual performance, Allergan is able to differentiate among executives and emphasize the link between personal performance and compensation. All awards paid under the Management Bonus Plan to Allergan’s senior managers (including the Senior Executive Participants) in excess of 100% of the participants’ bonus targets were paid in grants of service-vested restricted stock or service-vested restricted stock units of Allergan, each with two year cliff vesting (issued under Allergan’s 1989 Incentive Compensation Plan, as amended).
      Bonus Determinations for Performance in 2006. For the payment of annual incentive awards to Management Bonus Plan participants for 2006, the Compensation Committee has established the same corporate performance objectives as were used in 2005, using a revised target value for each of the three performance objectives. The actual bonus award payable will be from 0% to 160% of the target bonus based on Allergan’s relative attainment of the performance objectives. A target bonus for each Senior Executive Participant for 2006 has been established at between 60% and 70% of the applicable year-end annualized base salary, based on position. Consistent with 2005, bonuses will be paid in cash up to a maximum bonus pool of 100% of the bonus targets. Bonuses will be paid in restricted stock and restricted stock units to the extent the bonus pool exceeds 100% of the bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years following the award effective date.
     The Executive Bonus Plan
      Bonus Determinations for Performance in 2005. In 1999, the Board and Allergan’s stockholders approved an Executive Bonus Plan for the payment of bonus compensation to the Chief Executive Officer. The primary purpose of the existing Executive Bonus Plan is to reward, retain and motivate the Chief Executive Officer and he is the only employee eligible for awards under the existing Executive Bonus Plan. Incentive compensation under the Executive Bonus Plan has historically been based on the achievement of the same performance objectives established by the Compensation Committee at the beginning of each plan year for the Management Bonus Plan.
      For 2005, the Chief Executive Officer’s award under the existing Executive Bonus Plan was based upon Allergan’s attainment of the EPS Target, the Revenue Target and the R&D Reinvestment Target — the same targets approved for other Allergan managers under the Management Bonus Plan discussed above. The Compensation Committee also established a 2005 target bonus for the Chief Executive Officer of 115% of his year-end annualized base salary, with the actual bonus to be between 0% and 160% of his target bonus depending on Allergan’s relative achievement of the performance objectives (to be calculated in the same manner as the Management Bonus Plan). Accordingly, the Chief Executive Officer was eligible to receive a bonus of up to 184% of his year-end annualized base salary. Based upon Allergan’s achievement of the pre-established performance objectives for 2005 and the individual contributions of the Chief Executive Officer as discussed more fully below, the Compensation Committee approved a bonus of $1,954,000 for the Chief Executive Officer, or approximately 166% of his year-end annualized base salary.
      Bonus Determinations for Performance in 2006. In order to preserve the federal tax deductibility of performance-based cash and stock awards that may be paid by Allergan to the Chief Executive Officer and the President, the Board of Directors has adopted, and has asked Allergan stockholders to approve, a new 2006 Executive Bonus Plan. If approved by stockholders, bonuses for the Chief Executive Officer and the President will be established under the 2006 Executive Bonus Plan, which will replace the existing bonus plan. For a description of the 2006 Executive Bonus Plan, see “Proposal No. 4 — Approval of the 2006 Executive Bonus Plan.”
      The Compensation Committee has determined that the bonuses payable to the Chief Executive Officer and the President under the 2006 Executive Bonus Plan for the 2006 year will be based (presuming stockholder approval of the 2006 Executive Bonus Plan is obtained) on attainment of the EPS Target, Revenue Target and R&D Reinvestment Target — consistent with the targets established for other senior managers for 2006 under the Management Bonus Plan. For any bonus to be payable under the Executive Bonus Plan, Allergan’s 2006 adjusted EPS must be greater than threshold adjusted EPS set by the Compensation Committee. The Chief Executive Officer’s target bonus for 2006 is 120% of his year-end annualized base salary, and the President’s target bonus for 2006 is 70% of his year-end annualized base salary. The actual bonus award payable will be from 0% to 160% of the target bonus based on Allergan’s relative attainment of the performance objectives. Therefore, the Chief Executive Officer has the opportunity to earn a bonus of up to 192% of his year-end annualized base salary, and the President has the opportunity to earn a bonus of up to 112% of his year-end annualized base salary, each based on the Company’s performance and subject to the discretion of the Compensation Committee to reduce the amount payable. Bonuses for 2006 will be paid in cash up to a maximum bonus pool of 100% of the bonus targets. Bonuses for 2006 will be paid in restricted stock and restricted stock units to the extent the bonus pool exceeds 100% of the bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years following the award effective date.
     Long-term Incentive Awards
      The Compensation Committee targets long-term incentive compensation awards for senior management at the 75th percentile of the Comparison Companies and Survey Companies combined with respect to long-term incentives. Each January, the Compensation Committee considers and approves a set of guidelines for long-term incentive awards for eligible participants based on the participant’s grade level in the organization, the market value applicable to each grade level, and the current value of Allergan’s stock. The guidelines for each employee grade level are set periodically by the Compensation Committee based on input from its independent consulting firm, taking into consideration survey data and a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered. For 2005 and 2006, the Compensation Committee has determined that Allergan’s senior managers will receive long-term incentive awards in the form of stock options, with a limited pool of restricted stock awards being available for that portion of the Management and Executive Bonus awards payable in stock, retention of key executives in limited situations, and in the recruitment of key new hires.
Other Compensation
      Perquisites. Allergan also provides other benefits to its executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. These benefits include payment of term life insurance premiums, country club dues, financial planning services, a gasoline allowance, a car allowance, amounts in lieu of paid vacation, and contributions under Allergan’s Savings and Investment Plan and Deferred Compensation Plan, as described below.
      Change of Control Payments. Allergan has entered into change of control employment agreements with each of its Named Executive Officers and other key employees. These agreements provide for severance payments to be made to the executive if their employment is terminated under specified circumstances within two years following a change of control of Allergan. The agreements are designed to retain the executives and provide continuity of management in the event of an actual or threatened change in the control of Allergan and to ensure that the executives’ compensation and benefits expectations would be satisfied in such event. A description of the material terms of Allergan’s change of control arrangements can be found beginning on page 12 of this proxy statement.
      Savings and Investment Plan. The Allergan, Inc. Savings and Investment Plan (“SIP”), is a defined contribution plan that also qualifies as a 401(k) plan under the U.S. Internal Revenue Code. Under the 401(k) feature of the SIP, Allergan makes a matching contribution to the SIP equal to 100% of eligible participants’, including the Named Executive Officers’, before-tax contributions and after-tax contributions — up to a maximum of 4% of the participant’s base salary, normal bonus and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. A participant becomes vested in the Allergan match portion of his or her contribution to the 401(k) after the participant completes three years of service with Allergan following the matching contribution or, if earlier, the participant reaches age 62, becomes permanently and totally disabled, or dies. If a participant’s service with Allergan terminates before he or she is vested, the participant will forfeit the Allergan match and any earnings thereon. Under the retirement contribution feature of the SIP, Allergan makes a contribution to the SIP on behalf of eligible participants, including the Named Executive Officers, that have elected to participate in the retirement contribution feature (and forego participation in Allergan’s pension plan), equal to 5% of the participant’s base salary, normal bonuses and commissions, subject to Internal Revenue Code limits on the maximum amount of pay that may be recognized. The participant receives the retirement contribution for a year only if he or she is employed by Allergan on the last day of that year. A participant becomes vested in the Allergan retirement contribution at a rate of 20% for each completed year of service with Allergan or, if earlier, the participant reaches age 62, becomes permanently and totally disabled, or dies.
      Retirement Plans. Allergan has a defined benefit retirement plan that provides pension benefits to Allergan’s U.S. employees, including the Named Executive Officers (other than Mr. Wilson), based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation. In January 2002, the Compensation Committee determined that employees hired after that time would not be eligible to participate in the pension plan. Mr. Wilson was hired by Allergan after September 2002 and is accordingly ineligible to participate in this plan. A description of compensation payable to the other Named Executive Officers under the pension plan can be found beginning on page 33 of this proxy statement.

      Allergan also has two supplemental retirement plans for certain employees, including the Named Executive Officers. These plans pay benefits directly to a participant to the extent benefits under the pension plan are limited by Internal Revenue Code provisions.
      Deferred Compensation Plan. Under the Allergan, Inc. Executive Deferred Compensation Plan (the “EDCP”), eligible employees, including the Named Executive Officers are permitted to defer receipt of up to 100% of their base salary and bonus. Eligible employees also receive deferred compensation during a given year under the EDCP if, during that year, they have contributed the maximum before-tax contributions under the SIP and the amount of contributions made to the SIP on behalf of the participant were limited by the U.S. Internal Revenue Code. Similarly, eligible employees, including the Named Executive Officers, will receive deferred compensation during a given year under the EDCP if, during that year, the amount of contributions made to the retirement plan contribution feature of the SIP were limited by U.S. Internal Revenue Code.
Compensation of the Chief Executive Officer
      The Compensation Committee meets each year in executive session to evaluate the performance of Mr. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. The results of this evaluation are considered in determining Mr. Pyott’s compensation, consistent with the compensation policies described above. The Compensation Committee also consults with its independent consultant in setting the Chief Executive Officer’s compensation. Neither the Compensation Committee nor its independent advisor consult with the Chief Executive Officer or any other members of management when setting the Chief Executive Officer’s compensation.
      Compensation for 2005. Effective January 24, 2005, the Compensation Committee approved a 4.4% salary increase for Mr. Pyott, from $1,130,000 to $1,180,000. The Compensation Committee determined Mr. Pyott’s salary increase after reviewing competitive market data and Mr. Pyott’s individual performance during the 2004 fiscal year.
      In January 2006, the Compensation Committee awarded Mr. Pyott a $1,954,000 annual incentive payment with respect to 2005, representing approximately 166% of Mr. Pyott’s target bonus award. In setting this award, the Compensation Committee reviewed Allergan’s overall financial performance during 2005, as well as Mr. Pyott’s individual role in Allergan’s successes. In particular, the Compensation Committee noted Allergan’s 2005 sales growth and its fulfillment of market share objectives, the pending acquisition of Inamed Corporation, the buy-down of the Restasis® royalty from Novartis, the execution of an orderly transition of Allergan’s financial, regulatory and manufacturing leadership, the successful outlicensing of Botox® in China and Japan to GlaxoSmithKline, together with the agreement to co-promote certain GlaxoSmithKline migraine products in the United States, the restructuring of Allergan’s European operations and the German, Australian, Mexican and United Kingdom approvals of Combigantm for glaucoma.
      In January 2005, the Compensation Committee approved a long-term incentive award to Mr. Pyott consisting of stock options for 226,000 shares to be made on February 9, 2005. This long-term incentive award had a dollar value of $8,240,000 at the time of grant, determined based on the Black-Scholes stock option pricing model. While the February 9, 2005 long-term incentive award to Mr. Pyott was granted with respect to 2004, it is reflected in the Summary Compensation Table and other tables for 2005, as required by the SEC’s proxy statement rules, because it was awarded during 2005.
      Compensation for 2006. Effective February 1, 2006, the Compensation Committee approved a 5.1% salary increase for Mr. Pyott, from $1,180,000 to $1,240,000. The Compensation Committee also approved a long-term incentive award to Mr. Pyott consisting of stock options for 225,000 shares to be made on February 6, 2006. This long-term incentive award had a dollar value of $10,476,000 at the time of grant, again using the Black-Scholes stock option pricing model. The Compensation Committee determined Mr. Pyott’s 2006 salary increase and long-term incentive award after reviewing competitive market data and Mr. Pyott’s individual performance during 2005. In determining Mr. Pyott’s compensation opportunity for 2006, the Compensation Committee was influenced by, among other things, his successful management of growth and strategic initiatives at Allergan, Allergan’s performance against pre-determined objectives, his leadership, organizational and communications skills, and the competitive market data applicable to his position.
Policy on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board of Directors committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.
      All members of the Compensation Committee qualify as outside directors. The Compensation Committee considers the anticipated tax treatment to Allergan and its executive officers when reviewing executive compensation and Allergan’s compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect deductibility of compensation.
      While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Compensation Committee may award compensation which is not fully deductible if it determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.
      The Executive Bonus Plan submitted to Allergan’s stockholders for approval at the 2006 Annual Meeting is designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended.
Organization and Compensation Committee Activities
      The Compensation Committee held six formal meetings in 2005 as well as many interim discussions. Each member of the Compensation Committee attended at least 75% of the total meetings held when he was a member.
      The following summarizes the Compensation Committee’s major activities in 2005:

•	Evaluated Chief Executive Officer performance.

•	Reviewed and determined 2005 salary increases for each corporate officer based on the officer’s performance and competitive data.

•	Determined 2004 management bonus awards for corporate officers based corporate performance against pre-established performance criteria was well as an assessment of their performance against personal objectives.

•	Approved the 2005 Management Bonus Plan’s corporate financial objectives.

•	Approved the 2005 Executive Bonus Plan performance criteria.

•	Reviewed and recommended 2005 stock option awards for executive officers as well as the stock option award ranges for other participants, totaling approximately 588 persons.

•	Reviewed management development and succession plans.

•	Recommended the election of corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

•	Reviewed the Compensation Committee’s charter for compliance with various legislative and regulatory developments.

•	Reviewed the design of the 2006 Management Bonus Plan and 2006 Executive Bonus Plan.

•	Completed a self-evaluation of the Compensation Committee, which was formally discussed at the Compensation Committee’s January 2006 meeting.

•	Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Compensation Committee. The Chairman of the Board and Chief Executive Officer is expected to hold five times his salary in Common Stock; and the guideline for Executive Vice Presidents and Corporate Vice Presidents is two times salary. Grants of restricted stock, as well as 50% of the value of vested stock options are included for purposes of this calculation.

•	Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

•	Reviewed off-cycle equity grants made by the Chief Executive Officer pursuant to authority granted to the Chief Executive Officer by the Compensation Committee.

•	Elected Jeffrey L. Edwards to the position of Executive Vice President, Finance and Business Development, Chief Financial Officer.

•	Approved the dissolution of the Corporate Benefits Committee (“CBC”) and delegated the authority and responsibility of the CBC to the Corporation’s Executive Committee.

•	Considered the promotion of F. Michael Ball from Executive Vice President, Pharmaceuticals to President, Allergan and the promotion of Raymond H. Diradoorian from Senior Vice President, Global Technical Operations to Executive Vice President, Global Technical Operations, which promotions became effective February 1, 2006.

•	Reviewed executive compensation benchmarking data and other compensation developments.

ORGANIZATION AND COMPENSATION COMMITTEE

Leonard D. Schaeffer, Chair
Handel E. Evans
Michael R. Gallagher
Russell T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as Board members or on the Organization and Compensation Committee.
AUDIT AND FINANCE COMMITTEE REPORT
      The Audit and Finance Committee of the Board of Directors of Allergan issued the following report for inclusion in the Company’s proxy statement in connection with the Annual Meeting.

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management of the Company and with the Company’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit and Finance Committee has discussed those matters required by Statement on Auditing Standards No. 61 with Ernst & Young LLP.

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.

4.	After the discussions referenced in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to the Board that the audited financial statements for the year ended December 31, 2005 be included or incorporated by reference in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Russell T. Ray, Chairperson
Michael R. Gallagher
Louis J. Lavigne, Jr.
Stephen J. Ryan

EQUITY COMPENSATION PLANS
      The following table summarizes information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans, as of December 31, 2005:
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)($)	(c)

Equity compensation plans approved by security holders(1)	10,781,936	72.86	3,537,062
Equity compensation plans not approved by security holders	92,976	54.00	938,401
Total	10,874,912	72.69	4,475,463

(1)	Includes shares of the Common Stock available for issuance under the Incentive Compensation Plan. The aggregate number of shares of the Common Stock available for issuance under the Incentive Compensation Plan during any calendar year is up to 1.5% of the number of shares of the Common Stock outstanding on December 31 of the prior year, plus any unused shares from prior years.
     The following compensation plans under which the Common Stock may be issued upon the exercise of options, warrants and rights have not been approved by the Company’s stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)
      The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme 2000 (the “SRSOS”) is to enable the Company’s wholly owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of the Company’s stockholders by providing for or increasing their proprietary interests in the Company. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of the United States.
      The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees (the “Invitation”) to apply for a grant of an option to acquire an estimated number of shares of Common Stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of Common Stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees are eligible to participate in the SRSOS on similar terms. No Invitation may be made after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by the Company’s Board and Allergan Pharmaceutical Ireland’s board of directors in January 2000. The Company’s Board has reserved a total of 300,000 shares of Common Stock for issuance to SRSOS participants. As of December 31, 2005, 12,223 shares of Common Stock have been issued under the SRSOS.

Allergan Irish Share Participation Scheme
      The Allergan Irish Share Participation Scheme (the “ISPS”) enables eligible employees to elect to receive a portion of their bonuses in Common Stock. Eligible employees of the Company and its subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.
      Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of Common Stock through investment of his or her bonus. An eligible employee who has agreed to participate may invest the equivalent of up to 8% of their salary from his or her bonus and forego a further 7.5% from basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of Common Stock on behalf of all participants. Shares of Common Stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of Common Stock will be held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of Common Stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of Common Stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of Common Stock free of income tax. The ISPS was modified and readopted by the Company’s Board in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Company’s Board has reserved a total of 332,000 shares of Common Stock for issuance to ISPS participants. As of December 31, 2005, 204,101 shares of Common Stock have been issued under the ISPS.

Allergan, Inc. Deferred Directors’ Fee Program
      The purpose of the DDF Program is to provide non-employee Board members with a means to defer all or a portion of their annual retainer and meeting fees received from the Company until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock, such that on the date of deferral the director is credited with a number of phantom shares of Common Stock equal to the amount of fees deferred divided by the market price of a share of Common Stock as of the date of deferral. Upon termination of the director’s service on the Board, the director will receive shares of Common stock equal to the number of phantom shares of Common Stock credited to such director under the DDF Program. The DDF Program initially became effective as of March 1, 1994, and was amended and restated effective as of November 15, 1999, such that participants will receive shares of Common Stock at the time deferred amounts are paid under the DDF Program. A total of 519,006 shares of Common Stock have been authorized for issuance to DDF Program participants. As of December 31, 2005, 92,976 shares of Common Stock have been issued and participants are entitled to receive an additional 53,375 shares of Common Stock under the DDF Program upon termination of their status as director.

Allergan, Inc. Employee Recognition Stock Award Plan
      The purpose of the Allergan, Inc. Employee Recognition Stock Award Plan is to provide for a grant of Common Stock to non-executive employees, as part of the Allergan, Inc. Award for Excellence Program (the “AAE Program”). The AAE Program was approved by the Board on July 27, 1993 and rewards exceptional service performed for the Company by the recipients of such grants. The Board administers and makes awards under the AAE Program. A total of 200,000 shares of Common Stock have been authorized for issuance to AAE Program participants. As of December 31, 2005, 46,378 shares of Common Stock have been issued under the AAE Program.

Savings Plan for Employees of Allergan Inc.
      The Savings Plan for Employees of Allergan Inc. (the “Savings Plan”) is a tax-qualified Canadian retirement savings plan for Canadian employees of the Canadian subsidiary of the Company (“Allergan Canada”). An eligible employee may elect to defer a portion of his or her compensation to the Savings Plan. Amounts deferred by an eligible employee can be invested into one of two investment funds available under the Savings Plan: (a) a tax deferred Registered Retirement Savings Plan and (b) a non-Registered Retirement Savings Plan. Both plans include the following types of investments: a Guaranteed Fund invested in guaranteed investment certificates, Government of Canada Treasury Bills or interest bearing accounts, and an Equity Fund invested in stocks, mutual funds, and other equity investments. Neither of these funds contain Common Stock. Allergan Canada matches a portion of the amounts deferred by eligible employees to the Savings Plan. Matching contributions are made by Allergan Canada in shares of Common Stock.
      An eligible employee’s account under the Savings Plan is distributed in a lump-sum payment following retirement or other termination of employment. An employee may make certain withdrawals from his or her accounts under the Savings Plan during employment, including for the purpose of purchasing a principal residence. In certain circumstances, an eligible employee may be ineligible to participate in the Savings Plan for a specified period of time following a withdrawal during employment. The Savings Plan was modified and readopted by the Board in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Board has reserved a total of 114,000 shares of Common Stock for issuance to Savings Plan participants. As of December 31, 2005, 77,345 shares of Common Stock have been issued under the Savings Plan.
STOCK PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on Common Stock with the cumulative total return of the S&P 500 Stock Index and the AMEX Pharmaceutical Index for the period beginning December 31, 2000 and ending December 31, 2005. The graph assumes that all dividends have been reinvested.

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

Allergan, Inc.	100.00	77.89	62.42	83.64	88.67	118.65
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
AMEX Pharmaceuticals Index	100.00	91.93	65.94	75.15	66.81	86.42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Prior to becoming an executive officer of the Company, on November 9, 2000, Dr. Scott Whitcup entered into a Promissory Note secured by a Deed of Trust in which he borrowed $300,000, without interest, from the Company (the “Note”) for the purchase of a home, which was subsequently amended on January 8, 2003.

Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, Allergan will forgive the Note in three equal reductions of $100,000 to be made on November 9, 2009, November 9, 2010 and November 9, 2011. The balance of the Note on December 31, 2005 was $300,000.
ANNUAL REPORT
      The Company’s 2005 Annual Report to Stockholders, which includes the Company’s 2005 Annual Report on Form 10-K, accompanies the proxy materials being mailed to all stockholders. Those documents are not a part of the proxy solicitation materials. The Company will provide, without charge, additional copies of the 2005 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.
CODE OF BUSINESS CONDUCT AND ETHICS
      The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which contains general guidelines for conducting the Company’s business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors, consultants and employees, including the Principal Executive Officer and the Principal Financial Officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Ethics is available on the Corporate Governance section of the Company’s website at www.allergan.com. The information on the Company’s website is not incorporated by reference in this proxy statement. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any directors and employees on that website. Stockholders of the Company may request a copy of the Code of Ethics by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.
INCORPORATION BY REFERENCE
      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate all or portions of the Company’s filings, including this proxy statement, with the SEC, in whole or in part, the Organization and Compensation Committee Report, the Audit and Finance Committee Report and the Performance Graph contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.
OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement
      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders. To be eligible for inclusion in the Company’s 2007 proxy statement, a stockholder’s proposal must be received by the Company no later than November 27, 2006 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Stockholder Proposals for Annual Meeting
      The Company’s Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in the Company’s proxy statement. Pursuant to the Company’s Restated Certificate of Incorporation, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business or other stockholders supporting such proposal; (c) the class and number of shares of Common Stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business. While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company’s 2007 proxy statement stockholder proposals that it is not required to include under the Securities Exchange Act of 1934, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors
      The Company’s Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) the consent of the proposed nominee; and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company’s books, of the stockholder and (ii) the class and number of shares of the capital stock of the Company that are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.
      In the alternative, stockholders can at any time recommend for consideration by the Corporate Governance Committee qualified candidates for the Board meeting the qualifications described in this proxy statement under the heading “Corporate Governance Committee” by submitting to the Company any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

     Other Matters
      As of the date of this proxy statement, management knows of no other matters to be brought before the stockholders at the Annual Meeting. Should any other matters properly come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President,
General Counsel and Secretary
Irvine, California
March 21, 2006

APPENDIX A
FIRST AMENDMENT TO THE
ALLERGAN, INC.
2003 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN
      This First Amendment to the Allergan, Inc. 2003 Non-employee Director Equity Incentive Plan (the “Amendment”) is adopted by Allergan, Inc., a Delaware corporation (the “Company), effective as of May      , 2006 (the “Effective Date”).
RECITALS
      A. The Allergan, Inc. 2003 Non-employee Director Equity Incentive Plan (the “Plan”) was adopted by the Board of Directors of the Company (the “Board”) on January 30, 2003 and approved by the stockholders of the Company on April 25, 2003.
      B. The Board desires to amend the Plan, subject to stockholder approval, to: (i) increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan from 500,000 shares to 850,000 shares; (ii) eliminate the limitation on the number of Restricted Stock awards that may be granted under the Plan; (iii) increase the annual grant of Options from 2,500 to 4,500 and (iv) require that a reduction in the per share exercise price of a stock option issued under the Plan or the replacement of a stock option issued under the Plan with an option having a lower per share exercise price, be effected only upon receipt of stockholder approval.
AMENDMENT
      1. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed thereto in the Plan.
      2. Effective as of Effective Date, Section 1.3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a)	Subject to the provisions of this Section 1.3 and Section 4.2, the maximum number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall not exceed 850,000 shares.”
      3. Effective as of Effective Date, Section 3.1 of the Plan is hereby amended and restated in its entirety as follows:

“3.1	Grant of Options. During the term of the Plan and so long as there are sufficient shares available for issuance or transfer pursuant to Awards under the Plan, each Non-employee Director shall automatically be granted an Option to purchase 4,500 shares of Common Stock (subject to adjustment as provided in Section 4.2) on the date of each regular annual meeting of stockholders of the Company at which directors are to be elected, beginning with the 2006 Annual Meeting of Stockholders.”
      4. Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“4.1	Amendment, Suspension and Termination of Plan. The Board of Directors may, in its sole discretion, amend, suspend, or terminate the Plan in any respect whatsoever at any time (including, but not limited to, the power to amend the number of shares subject to Awards granted pursuant to Sections 2.1 and 3.1) except to the extent prohibited by law. Notwithstanding the foregoing and except as provided in Section 4.2, no such amendment shall, without the approval of the stockholders of the Company, increase the maximum number of shares specified in Section 1.3(a). Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, except as provided in Section 4.2, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

Except as provided in Section 4.2, no amendment, suspension or termination of the Plan may, without the consent of the holder thereof, affect Common Stock previously acquired by a Participant pursuant to the Plan.”
      5. Except as set forth herein, the Plan shall remain in full force and effect. All awards granted prior to the Effective Date shall be governed by the Plan as in effect prior to the Effective Date.

      I hereby certify that the foregoing First Amendment to the Allergan, Inc. 2003 Non-employee Director Equity Incentive Plan was duly adopted by the Board of the Company on January 30, 2006 and approved by the stockholders of the Company on                     , 2006. Executed this                     , day of                     , 2006.

APPENDIX B
ALLERGAN, INC. 2006 EXECUTIVE BONUS PLAN
      The Allergan, Inc. 2006 Executive Bonus Plan (the “Plan”) is designed to motivate and reward certain executive officers of Allergan, Inc. (the “Company”) to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.
      The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to bonus awards for Plan Years beginning on or after January 1, 2006, subject to approval of the Plan by the stockholders of the Company.
ARTICLE I.
Certain Definitions
      Section 1.1 — Base Compensation. “Base Compensation” of a Participant for a Plan Year shall mean the Participant’s regular base salary, excluding moving expenses, bonus pay and other payments which are not considered part of regular base salary, paid during such Plan Year.
      Section 1.2 — Change in Control. “Change in Control” shall have the meaning given to such term in the Incentive Compensation Plan.
      Section 1.3 — Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
      Section 1.4 — Committee. “Committee” shall mean the Organization and Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code.
      Section 1.5 — Common Stock. “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.
      Section 1.6 — Director. “Director” shall mean a member of the Board.
      Section 1.7 — Eligible Individual. “Eligible Individual” shall mean the Company’s Chief Executive Officer and the Company’s President.
      Section 1.8 — Fair Market Value. “Fair Market Value” shall have the meaning given to such term in the Incentive Compensation Plan.
      Section 1.9 — Incentive Compensation Plan. “Incentive Compensation Plan” shall mean the Allergan, Inc. Amended and Restated 1989 Incentive Compensation Plan, as amended.
      Section 1.10 — Paid Leave of Absence. “Paid Leave of Absence” shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.
      Section 1.11 — Participant. “Participant” shall mean any Eligible Individual selected by the Committee to receive a bonus award under the Plan.
      Section 1.12 — Plan Year. Each “Plan Year” shall run from January 1st through December 31st.
ARTICLE II.
Bonus Awards
      Section 2.1 — Participants; Bonus Awards. The Committee, in its discretion, may grant bonus awards under the Plan with regard to any given Plan Year to one or both of the Eligible Individuals. At the time a bonus award is granted pursuant to this Section 2.1, the Committee shall specify a bonus amount to be paid upon the achievement of the performance goals established in accordance Section 2.2, which bonus amount may be a specific dollar amount, or a specified percentage of the Participant’s Base Compensation for a Plan Year, subject to Section 2.4.
      Section 2.2 — Performance Goals. For each Plan Year with regard to which one or more Eligible Individuals is selected by the Committee to receive a bonus award under the Plan, the Committee shall establish in writing one or more objectively determinable performance goals for such bonus award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group:

•	revenue;

•	sales;

•	cash flow;

•	earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.
      Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a division or business unit. The Committee, in its discretion, may specify different performance goals for each bonus award granted under the Plan. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified performance goal has been achieved for the Plan Year; provided, however, that, subject to Section 2.3, the achievement of each performance criteria shall be determined in accordance with United States generally accepted accounting principles (“GAAP”) to the extent applicable.
      Section 2.3 — Adjustments to Performance Components. For each bonus award granted under the Plan, the Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments shall be made to one or more of the performance goals established under Section 2.2. Such adjustments may include or exclude one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence;

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.
      The amount of any adjustment made pursuant to this Section 2.3 shall be determined in accordance with GAAP.
      Section 2.4 — Award Limit. The maximum aggregate amount of all bonus awards granted to a Participant under this Plan with regard to any Plan Year shall not exceed $5,000,000. For purposes of this Section 2.4, bonus award payments made in shares of Common Stock shall count against aggregate bonus award limit based upon the Fair Market Value of such shares on the date the bonus award payment is made.
      Section 2.5 — Other Incentive Awards. The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.
ARTICLE III.
Payment of Bonus Award
      Section 3.1 — Form of Payment. Each Participant’s bonus award may be paid, at the option of the Committee, in cash, or in Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units), or in any combination of cash and Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units). Bonus award payments made in Common Stock shall be made in accordance with the provisions of the Incentive Compensation Plan.
      Section 3.2 — Certification; Timing of Payment. Prior to the distribution of any bonus award payment, the Committee shall certify in writing the level of performance attained by the Company (relative to the applicable performance goals determined pursuant to Section 2.2 (including any adjustments under Section 2.3)) for the Plan Year to which such bonus award relates. Bonus award payments will be made following the close of the Plan Year after the review and certification of bonus award payments by the Committee.
      Section 3.3 — Negative Discretion. The Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to any Participant under a bonus award.
      Section 3.4 — Terminations. Except as provided in Section 3.5, if a Participant’s employment with the Company is terminated for any reason other than death or disability prior to payment of any bonus award payment, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any bonus award granted under the Plan. The Committee, in its discretion, may determine what portion, if any, of the Participant’s bonus award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or disability.
      Section 3.5 — Change in Control. If a Change in Control occurs after the close of a Plan Year, a Participant’s bonus award will be paid based on performance in relation to the specified performance goals. If a Change in Control occurs during the Plan Year, the Participant will be paid a bonus prorated to the effective date of the Change in Control and all performance goals will be deemed to be met at the greater of 100% of the performance goal or the actual prorated year-to-date performance. Notwithstanding anything to the contrary in Section 3.2, the payment of a bonus pursuant to this Section 3.5 shall be paid within 30 days of the effective date of the Change in Control. The Participant must be employed by the Company or its successor on the effective date of the Change in Control in order to receive a bonus payment pursuant to this Section 3.5.
ARTICLE IV.
Section 162(m) of the Code
      Section 4.1 — Qualified Performance Based Compensation. The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the treasury regulations thereunder and may take such actions as it may deem necessary to ensure that such bonus award will so qualify.
      Section 4.2 — Performance Goals.
      (a) The Committee may, in its discretion, establish the specific performance goal or goals under Section 2.2 that must be achieve in order for a Participant to become eligible to receive a bonus award payment (including any specific adjustments to be made under Section 2.3). The performance goals (including any adjustments) shall be established in writing by the Committee; provided, however, that the achievement of such goals shall be substantially uncertain at the time such goals are established in writing.
      (b) With respect to any bonus award which the Committee determines should qualify as performance-based compensation, the applicable performance goals described in Section 2.2 (including any adjustments to be made under Section 2.3) shall be established in writing no later than the ninetieth day following the commencement of the period of service to which the performance goals relate; provided, however, that in no event shall the performance goals be established after 25% of the period of service (as scheduled in good faith at the time the performance goals are established) has elapsed.
ARTICLE V.
Administration
      Section 5.1 — Committee.
      (a) The Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the treasury regulations thereunder.
      (b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.
      Section 5.2 — Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.
      Section 5.3 — Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any bonus award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

      Section 5.4 — Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee.
ARTICLE VI.
Other Provisions
      Section 6.1 — Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board or the Committee may modify the performance goals (or adjustments) applicable to any outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.
      Section 6.2 — Effective Date. This Plan shall be effective upon approval by the Board (the “Plan Effective Date”), subject to stockholder approval. The Committee may grant bonus awards under the Plan at any time on or after the Plan Effective Date.
      Section 6.3 — Approval of Plan by Stockholders. This Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in 2006. In the event that this Plan is not so approved, this Plan shall cease to be effective and no payment shall be made with respect to any bonus award granted under the Plan.
      Section 6.4 — Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a bonus award granted under this Plan.

APPENDIX C
AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
As revised at the July 25, 2005 Board of Directors’ Meeting

I.	PURPOSE
      The Audit and Finance Committee (“AFC”) is appointed by the Board of Directors (the “Board”) to assist the Board (1) in fulfilling its audit oversight responsibilities and (2) in the review and approval of corporate financial policy and strategy.
      In its audit oversight role, the AFC shall have the following primary duties and responsibilities:

•	To review the integrity of the Corporation’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	To assist the Board in its oversight of the Corporation’s compliance with legal and regulatory requirements;

•	To review the independence, qualifications and performance of the Corporation’s independent auditor and internal auditing department;

•	To provide an avenue of communication among the independent auditor, management, the internal auditing department, and the Board; and

•	To prepare the report that the SEC rules require to be included in the Corporation’s annual proxy statement.
      In its role overseeing financial policy and strategy, the AFC shall be responsible for the review and oversight of the following areas:

•	Capital Structure;

•	Financial Operations;

•	Banking;

•	Employee Benefit Plan Assets and Investment Strategy; and

•	Financial Organization.
      The AFC shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and it shall have direct access to the independent auditor as well as to anyone in the Corporation. In fulfilling its audit oversight responsibilities, the AFC shall have the ability to retain, at the Corporation’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II.	AUDIT AND FINANCE COMMITTEE COMPOSITION AND MEETINGS
      The AFC shall be composed of three or more directors as determined by the Board, each of whom shall be independent non-employee directors, free from any relationship that would interfere with the exercise of his or her independent judgment, and as required by the independence requirements of the New York Stock Exchange and Securities Exchange Act of 1934 (the “Exchange Act”) Rule 10-A3(b)(1). All members of the AFC shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements within a reasonable period of time after his or her appointment to the AFC, and at least one member of the AFC shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, either at least one member of the AFC shall be an “audit committee financial expert” within the definition adopted by the SEC or the Corporation shall disclose in its periodic reports required pursuant to the Exchange Act the reasons why at least one member of the AFC is not an “audit committee financial expert.” No AFC member may simultaneously serve on the audit committee of more than three public companies, unless the Board determines that such simultaneous service would not impart the ability of such member to effectively serve on the AFC and such determination is disclosed in the Corporation’s annual proxy statement. AFC members shall be appointed by the Board, which shall also elect one AFC member as Chairman of the AFC. AFC members may be removed from the AFC, with or without cause, by the Board.
      The AFC shall meet at least four times annually or more frequently as circumstances dictate. An agenda shall be circulated in advance of each meeting. The AFC should meet regularly and privately in executive session and separately with management, the director of the internal audit department, the independent auditor and as a committee to discuss any matters that the AFC or any of these groups believe should be discussed. In addition, the Chairman of the AFC should communicate with management and the independent auditor quarterly to review the Corporation’s financial statements and significant findings based upon the auditor’s limited review procedures.
      All non-management directors that are not members of the AFC may attend and observe meetings of the AFC, but shall not participate in any discussion or deliberation unless invited to do so by the AFC, and in any event shall not be entitled to vote. The AFC may, at its discretion, include in its meetings members of the Corporation’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Corporation or any other persons whose presence the AFC believes to be necessary or appropriate. Notwithstanding the foregoing, the AFC may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the AFC.

III.	AUDIT AND FINANCE COMMITTEE RESPONSIBILITIES AND DUTIES

A.	Audit Oversight. In its audit oversight role, the AFC shall have the following responsibilities and duties:
     Review Procedures
      1. Review and reassess the adequacy of this Charter at least annually. Submit any changes to the Charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.
      2. Perform an evaluation of the AFC and its members, including an evaluation of the AFC’s compliance with this Charter.
      3. In consultation with management, the independent auditor and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditor and the internal auditing department, together with management’s responses thereto.
      4. Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review should include discussion with management and the independent auditor of significant issues regarding accounting principles, practices and judgments. Discuss any significant changes to the Corporation’s accounting principles and any items required to be communicated by the independent auditor in accordance with SAS 61. The Chairman of the AFC may represent the entire AFC for purposes of this review. It is management’s responsibility to prepare financial statements in accordance with GAAP and to ensure that financial statements filed with the SEC fairly and accurately represent the financial condition of the Corporation. Furthermore, management is charged with fully briefing the AFC on significant issues regarding accounting principles, practices and judgments.
      5. Review and discuss with management and the independent auditor: (a) any material arrangements or transactions that are not reflected on the Corporation’s financial statements and (b) any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties.

     Independent Auditor
      6. Exercise oversight of the independent auditor. Exercise sole authority and responsibility for the appointment and termination of the independent auditor and to annually reconfirm its appointment. Review the independence and performance of the independent auditor. The AFC should present its conclusions with respect to the independence of the Corporation’s independent auditor to the full Board. The independent auditor is ultimately accountable to the AFC and the Board.
      7. Approve the fees and other significant compensation to be paid to the independent auditor (subject, if applicable, to stockholder ratification). The AFC is directly responsible for the oversight of the independent auditor and has sole authority and responsibility for their appointment, termination and compensation (subject, if applicable, to stockholder ratification). The independent auditor will report directly to the AFC and the AFC will be responsible for the resolution of any disagreements between management and the independent auditor regarding financial reporting.
      The AFC shall approve all audit fees and terms and all non-audit services provided by the independent auditor, and shall consider whether these services are compatible with the auditor’s independence. Any member of the AFC may approve additional proposed non-audit services that arise between AFC meetings provided that the decision to pre-approve the service is presented at the next scheduled AFC meeting. In connection with the annual proxy statement, the AFC will consider and report whether the provision of non-audit service is compatible with the auditor’s independence.
      In evaluating non-audit services, the AFC will weigh such factors as the benefits provided by the auditor’s familiarity with the Corporation, its controls, processes, tax position, and overall business strategy, and the extent to which the services may provide insight to the accounting firm in performing the audit of the Corporation.
      The AFC will establish policies and procedures for the engagement of the independent auditor to provide non-audit services.
      8. The AFC shall, at least annually, obtain and review a report by the independent auditors describing: (a) the outside auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality-control review or peer review of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.
      9. On an annual basis, review and discuss with the independent auditor all significant relationships it has with the Corporation.
      10. Review the independent auditor’s audit plan. Discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.
      11. Consider the independent auditor’s judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting, including any audit problems or difficulties and management’s response.
      12. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.
      13. Set clear hiring policies for employees or former employees of the Corporation’s independent auditor.
      14. Review and approve in advance the hiring as an employee of the Corporation any employee or former employee of the Corporation’s independent auditor.
      15. At least every third year, evaluate whether to request proposals for engagement from between two and five independent audit firms, other than the independent audit firm then serving as the Corporation’s independent auditor. If the AFC deems appropriate, the AFC shall solicit input from the Corporation’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, and any other appropriate individuals (collectively, the “Evaluation Officers”) as part of this evaluation process. Such evaluation shall consider switchover costs, the quality of service being provided by the current independent auditor, the reasonableness of the current independent auditor’s cost, the Corporation’s ability to access the necessary expertise within the current independent auditor and the independence of the current independent auditor as well as, if received, the input provided by the Evaluation Officers.
     Internal Audit Department and Legal Compliance
      16. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.
      17. Review the appointment, performance and when necessary replacement of the senior internal audit executive.
      18. Review significant reports prepared by the internal audit department, together with management’s response and follow-up to these reports.
      19. On at least an annual basis, review with the Corporation’s counsel any legal matters that could have a significant impact on the Corporation’s financial statements, compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.
     Other AFC Audit Oversight Responsibilities
      20. Annually prepare a report to stockholders as required by the SEC. The report should be included in the Corporation’s annual proxy statement.
      21. Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the AFC or the Board deems necessary or appropriate.
      22. Maintain minutes of meetings and regularly report to the Board on significant results of the foregoing activities.
      23. Establish, review and update periodically the Corporation’s Code of Ethics and ensure that management has established a system to enforce this Code.
      24. The AFC shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters. The AFC shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.
      25. Annually review policies and procedures, audit results associated with directors’ and officers’ expense accounts and perquisites and evaluate the performance of the AFC. Annually review a summary of directors’ and officers’ related party transactions and potential conflicts of interest.

B.	Finance Oversight. In its finance oversight role, the AFC shall have the following responsibilities and duties:
     Capital Structure
      1. Review and recommend to the Board approval of the capital structure and the financing plan for the year including approval of short-term and long-term debt programs.
      2. Review dividend strategy.
      3. Review financing strategies for product/business acquisitions and divestitures of more than $10 million or other capital expenditures exceeding $10 million.
      4. Review interest rate and currency exposure management and hedging strategies and monitor performance.
      5. Review and evaluate financial management strategies designed to enhance stockholder value.

      6. Review cash flow forecasts on a periodic basis.
      7. Review strategy for investment of corporate funds and monitor performance.
      8. Review balance sheet performance.
      9. Review recommendations regarding stock splits and treasury share purchases.
      10. Review periodically the geographical source of the Corporation’s earning power and the location of the Corporation’s principal assets.
     Financial Operations
      11. Review long-term tax strategy, the annual tax rate calculation and the repatriation of Corporation earnings. Monitor effects of U.S. and international tax regulations.
      12. Review risk assessment, risk management and insurance programs.
     Banking
      13. Review the major commercial banking, financial consulting and other financial relations of the Corporation to assure adequacy of coverage.
     Employee Benefit Plans
      14. Review the performance of the Corporate Benefits Committee with respect to plan actuarial assumptions, accounting determinations, funding levels, asset investment and allocation strategies, manager and trustee selection and overall operations.
      15. Review areas of peripheral overlap with the Organization and Compensation Committee.
     Financial Organization
      16. Review and evaluate the Corporation’s financial organization, staffing thereof, and succession planning.

ALLERGAN, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 2, 2006
10:00 A.M.
Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, CA 92612
Allergan, Inc.
2525 Dupont Drive
Irvine, CA 92612
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 2, 2006.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.
By signing the proxy, you revoke all prior proxies and appoint Douglas S. Ingram and Matthew J. Maletta, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ÖÖÖ EASY ÖÖÖ IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CT) on May 1, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/agn/ — QUICK ÖÖÖ EASY ÖÖÖ IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CT) on May 1, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Allergan, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.
1. To elect four Class II directors to serve for three-year terms until the annual meeting of stockholders in 2009 and until their successors are elected and qualified:

01 Herbert W. Boyer, Ph.D.	03 David E.I. Pyott	☐ Vote FOR	☐ Vote WITHHELD
02 Robert A. Ingram	04 Russell T. Ray	all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2006;	☐ For	☐ Against	☐ Abstain

3.	To approve an amendment to the Company’s 2003 Non-employee Director Equity Incentive Plan that will i) authorize an additional 350,000 shares of the Company’s Common Stock for issuance under the plan, ii) eliminate the current restriction that only up to 250,000 shares available for issuance under the plan may be issued in the form of restricted stock awards and provide that all shares available under the plan may be issued in the form of stock options or restricted stock, and iii) increase the annual grant of stock options to non-employee directors of the Company to 4,500 from 2,500; and	☐ For	☐ Against	☐ Abstain

4.	To approve the Allergan, Inc. 2006 Executive Bonus Plan.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.